                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_]  Preliminary Proxy Statement              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                         JACOBS ENGINEERING GROUP INC.
               (Name of Registrant as Specified in Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO OF JACOBS ENGINEERING]


                                 Notice of 2001
                         Annual Meeting of Shareholders



                                Proxy Statement

                        Annual Financial Statements and
                              Review of Operations

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 13, 2001, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1. To elect five directors to hold office until the 2004 annual meeting;

2. To approve an amendment to the Company's 1989 Employee Stock Purchase Plan to provide for a 2,000,000 share increase in the number of shares reserved for the Plan;

3. To approve an amendment of the Certificate of Incorporation to increase the authorized common stock to 100,000,000 shares;

4. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 2001; and

5. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 8, 2001, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 11, 2001. The stock transfer books will not close.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Vice President, General Counsel and
                                           Secretary

Dated: January 8, 2001

  You are urged to date, sign, and return promptly the enclosed proxy in the envelope provided.

         PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held on February 13, 2001, and any adjournment thereof. The expenses of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 8, 2001, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 11, 2001, to the shareholders of record on the Record Date. As of the Record Date the Company had 26,471,282 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choices specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors." Where no choice is specified, the shares of common stock will be voted FOR an amendment to the 1989 Employee Stock Purchase Plan described below under "2. Approval of Amendment to the 1989 Employee Stock Purchase Plan," FOR an increase in the authorized common stock described below under "3. Approval of Amendment to the Certificate of Incorporation to Increase the Authorized Common Stock" and FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 2001, as described under "4. Approval of Ernst & Young LLP as Auditors," below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Directors are elected by a plurality, and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  To be adopted, Proposals 2 and 4 in this Proxy Statement must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. To be adopted, Proposal 3 in this Proxy Statement must receive the affirmative vote of the majority of the Company's outstanding shares of common stock. Abstentions have the effect of negative votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below; and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

              Security Ownership of Certain Beneficial Owners (a)

                                                        Amount
                                                          and
                                                       Nature of    Percent of
Name and Address                                       Ownership      Class
----------------                                       ---------    ----------
Joseph J. Jacobs...................................... 3,338,474(b)   12.61%(b)
 1111 South Arroyo Parkway
 Pasadena, California 91105
FMR Corp. ............................................ 2,834,690      10.71%
 82 Devonshire Street
 Boston, Massachusetts 02109

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended, and information made known to the Company.
(b) Dr. Jacobs has sole voting and dispositive power over all shares except 7,780 shares that are owned by the Jacobs Family Foundation as to which he shares voting and dispositive power.

    Security Ownership of Directors, Nominees and Named Executive Officers

                                Amount of
                              Common Stock      Unexercised                Percent
Name of Beneficial Owner  Beneficially Owned(a) Options(b)    Total      of Class(c)
------------------------  --------------------- ----------- ---------    -----------
Outside Directors:
Joseph F. Alibrandi.....            2,500           7,300       9,800          *
Peter H. Dailey.........            2,500           7,300       9,800          *
Robert B. Gwyn..........            1,500(d)        5,300       6,800(d)       *
Linda K. Jacobs.........          190,787(e)        7,300     198,087(e)     0.75%
William R. Kerler.......           39,369           2,600      41,969        0.16%
James Clayburn LaForce..            3,125           7,300      10,425          *
Dale R. Laurance........            1,500           6,300       7,800          *
Linda Fayne Levinson....              500           4,300       4,800          *
David M. Petrone........           16,850             950      17,800          *
James L. Rainey, Jr.....            1,950(f)        6,050       8,000(f)       *

Named Executive
 Officers:
Noel G. Watson..........          194,857         150,000     344,857        1.30%
Joseph J. Jacobs........        3,338,474(e)          --    3,338,474(e)    12.61%
Richard E. Beumer.......            5,000           4,000       9,000          *
Thomas R. Hammond.......           16,761          51,100      67,861        0.26%
Richard J. Slater.......           36,798          69,600     106,398        0.40%
James C. Uselton........            5,000           4,000       9,000          *
All directors and
 executive officers as a
 group..................        4,077,800         649,758   4,727,558       17.86%

--------
 *  Less than 0.1%
(a) Ownership is direct unless indicated otherwise, and includes 500 shares of restricted stock awarded to each Outside Director, with the exception of Mr. Kerler, in December 2000 under the 1999 Outside Director Stock Plan.
(b) Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 26,471,282 shares of Common Stock outstanding as of January 8, 2001.
(d) Includes 1,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e) Includes 7,780 shares held by the Jacobs Family Foundation as to which Dr. Linda K. Jacobs and Dr. Joseph J. Jacobs share voting and dispositive power with the other directors and officers of the Foundation.
(f) Includes 750 shares held in a trust for the benefit of Mr. Rainey's spouse as to which Mr. Rainey shares voting and dispositive power.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for thirteen directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of Classes I, II and III presently end at the annual meetings in 2003, 2001 and 2002, respectively. Class I has four directors, Class II has five directors, and Class III has four directors.

  The nominees for Class II are to be voted upon at this annual meeting. The directors in Classes I and III will continue in office until expiration of their respective terms. Mr. Joseph F. Alibrandi, a director of the Company since 1988, and William R. Kerler, an executive officer of the Company from 1985 to 2000 and a director of the Company since 1998, who are both currently directors in Class II, have stated that they do not wish to stand for re-election. Mr. Alibrandi's and Mr. Kerler's contributions to the Company were many and are greatly appreciated. The Board of Directors has nominated Peter H. Daily, Robert B. Gwyn, Linda K. Jacobs, Robert C. Davidson, Jr. and Benjamin F. Montoya for election as Class II directors for three year terms expiring at the 2004 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than five.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 2001 annual meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR MESSRS. DAILEY, GWYN, DAVIDSON AND MONTOYA, AND DR. LINDA JACOBS AS DIRECTORS.

                                   NOMINEES

                                                                       Director
           Name and Positions Held with the Company              Class  Since
           ----------------------------------------              ----- --------

The Hon. Peter H. Dailey, Director. Mr. Dailey, age 70 is
 Chairman of Enniskerry Financial, a private investment firm and The Dailey Foundation. He is also Chairman of the Board and a director of Fedco, Inc. He was formerly U.S. Ambassador to Ireland and Special Envoy to NATO. Prior to government
 service, he was Vice-chairman of Interpublic Group, Chairman of the Dailey International Group and a director of The Walt
 Disney Company. He is a Director of Krause Furniture and
 Wirthlin Worldwide............................................    II    1991

Robert C. Davidson Jr., Nominee for Director. Mr. Davidson, age
 55, is the Chairman and Chief Executive Officer of Surface
 Protection Industries, Inc. where he has been an executive
 since 1978. He serves as a member of the Boards of Morehouse
 College, The Los Angeles Area Chamber of Commerce, Fulcrum
 Venture Capital Corporation, Children's Hospital Los Angeles,
 The Los Angeles Urban League and the University of
 Chicago Graduate School of Business Advisory Council..........    II     - -

Robert B. Gwyn, Director. Mr. Gwyn, age 61, is retired. He was a Managing Director of Amaryn Group, a private investment
 company, from 1994 until 1998. He was President, CEO and
 Chairman of the Board of Agricultural Minerals and Chemicals,
 Inc., a company engaged in the fertilizer and methanol
 businesses, from 1990 until 1994, when that company was sold..    II    1995

Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 53, is
 President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in
 Jabara-Jacobs Associates, a consulting firm. She is a daughter
 of Dr. Joseph J. Jacobs.......................................    II    1986

Rear Admiral Benjamin F. Montoya (U.S.N., Retired), Nominee for
 Director. Mr. Montoya, age 65, is retired. He served as the
 Commander, Naval Facilities Engineering Command and Chief of
 Civil Engineers from 1987 to 1989. He was Senior Vice
 President and General Manager of the Gas Supply Business Unit
 of Pacific Gas and Electric Company from 1989 to 1991. He was
 President and CEO of Public Service Company of New Mexico from
 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. Mr. Montoya
 serves as a member of the Boards of Public Service Company of
 New Mexico, Furrs Corp., National Park Foundation, Wells Fargo
 and Company, The Environmental Company and Brown and Caldwell
 Engineers.....................................................    II     - -

                              CONTINUING DIRECTORS

                                                                       Director
           Name and Positions Held with the Company              Class  Since
           ----------------------------------------              ----- --------

Joseph J. Jacobs, Chairman of the Board and Director.
 Dr. Jacobs, age 84, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr.
 Jacobs founded the Company as a sole proprietorship in 1947
 and incorporated it in 1957...................................   III    1974

Noel G. Watson, President, Chief Executive Officer and
 Director. Mr. Watson, age 64, has been with the Company since
 1965 and has been President and Chief Executive Officer of the
 Company for more than the past five years.....................     I    1986

Richard E. Beumer, Vice Chairman of the Board and Director. Mr.
 Beumer, age 62, joined the Company in January 1999 in
 connection with the Company's merger with Sverdrup
 Corporation. Mr. Beumer joined Sverdrup in 1959. He became a member of Sverdrup's board of directors in 1979. Mr. Beumer was elected president of Sverdrup Corporation in 1993, assumed the additional role of CEO in 1994, and became the chairman of
 Sverdrup's board of directors in 1996. Mr. Beumer is also a director of Aid Association for Lutherans (a fraternal
 insurance company), and he serves on the Board of Trustees of
 Valparaiso University.........................................   III    1999

James Clayburn LaForce, Director. Dr. LaForce, age 72, is
 retired. He was Dean of the Anderson Graduate School of
 Management, University of California at Los Angeles from 1978 until 1993, when he retired. Dr. LaForce is a director of
 Blackrock Funds, The Timken Company, Motor Cargo Industries,
 Inc., Provident Investment Counsel Mutual Funds and Payden and
 Rygel Investment Trust, and he is a trustee of the Trust for
 Investment Managers...........................................     I    1987

Dale R. Laurance, Director. Dr. Laurance, age 55, is the
 president and a director of Occidental Petroleum Corporation where he has been an executive since 1983. He is also the
 Chairman and Chief Executive Officer of Occidental Oil & Gas
 Corporation...................................................   III    1994

Linda Fayne Levinson, Director. Ms. Levinson, age 58, is a
 Partner of Global Retail Partners, L.P., a venture capital
 firm that invests in early stage internet and retail
 companies. Ms. Levinson served as President of Fayne Levinson
 Associates from 1982 until January 1998. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through
 February 1994 and was a partner of Wings Partners, a Los
 Angeles-based merchant bank, from 1989 until 1993. From 1984 until 1987 Ms. Levinson was a Senior Vice President of
 American Express Travel Related Services Co., Inc., and from
 1972 through 1981 she was at McKinsey & Co., a worldwide
 general management consulting firm, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Boards of Administaff, Inc., CyberSource Corporation,
 GoTo.com, Inc., Lastminute.com, plc, 24/7 Media Inc. and NCR
 Corporation...................................................   III    1996

David M. Petrone, Director. Mr. Petrone, age 56, is Chairman of
 Housing Capital Company, a real estate lending firm. He was
 Vice Chairman of Wells Fargo & Co. from 1986 until March 1,
 1992. He is a director of Alexandria Real Estate Equities,
 Inc., Spieker Properties, Inc. and Finelite, Inc. ............     I    1987

James L. Rainey, Jr., Director. Mr. Rainey, age 71, is retired.
 He was President and Chief Executive Officer of Farmland
 Industries, Inc., an agricultural cooperative, from 1986 until
 1991. Mr. Rainey is a director of Wirthlin Worldwide..........     I    1993

                            COMMITTEES OF THE BOARD

  The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. The Audit Committee is governed by a charter which it has adopted, which is attached to this Proxy Statement as Exhibit A. The Company's securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of Section 303.01(B)(2) and (3) of the New York Stock Exchange's listing standards. During fiscal 2000 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey. Further information regarding the Audit Committee is set out in the Audit Committee Report below.

  The Compensation Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options and awards of restricted stock under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the "1999 Stock Plan"). The Compensation Committee also administers the 1989 Employee Stock Purchase Plan, and approves the employment contract between the Company and Dr. Joseph J. Jacobs. During fiscal 2000 this committee held nine meetings. The members of the Compensation Committee are Dr. LaForce (Chairman), Ms. Levinson, Mr. Gwyn and Dr. Laurance.

                           COMPENSATION OF DIRECTORS

  The Company pays directors who are not employed by the Company ("Outside Directors") a retainer in the amount of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, each of the Outside Directors receives an option for 2,000 shares of common stock on the date of their first election to the Board and also receives an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the plan) of common stock on the first day of March of each year. On March 23, 2000, the Board of Directors unanimously decided to add to the compensation of Outside Directors an additional annual award of 500 shares of restricted stock under the plan.

  The Board of Directors held ten meetings during fiscal 2000. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 2000.

                                AUDIT COMMITTEE
                         REPORT OF THE AUDIT COMMITTEE

  The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

  In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended September 30, 2000, for filing with the Securities and Exchange Commission.

                                          DAVID M. PETRONE, Chairman
                                          JOSEPH F. ALIBRANDI
                                          PETER H. DAILEY
                                          JAMES L. RAINEY, JR.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

  --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

  --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

  --To provide an incentive for continued service and future performance through the use of stock options.

  --To encourage executives to have an equity ownership in the Company.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 2000 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee considered the fact that the principal provisions for the retirement of the employees of the Company are the various (S)401(k) plans and the 1989 Employee Stock Purchase Plan. The Committee also considered that the only domestic employees of the Company who are participants in defined benefit retirement plans are employees of certain acquired companies. Enrollment in those plans was frozen at the time of acquisition, and benefits under those plans have been adjusted to align them with the Company's overall compensation structure. The Committee also considered that employees receiving bonuses through the Company's Incentive Bonus Plan may elect to participate in a nonqualified deferred compensation plan whereby a portion of a participant's salary and bonus may be deferred and paid to the employee at retirement.

  The Committee also considered a study by an outside compensation and benefits consulting company that it had commissioned. The consulting company reviewed the compensation, benefits and stock option award history of the Company's executive officers against two peer groups that were developed by the consulting company: an industry peer group and a peer group with market capitalization levels between $800 million and $1.2 billion. The consultants concluded that the industry peer group would provide information regarding the competitive pay structure of the Company's direct competitors, while the market capitalization peer group would provide information regarding the competitive pay structure for companies employing similar resources.

  The consultants approached their analysis using two methods: First, they compared the Company's top five officers (ranked by total cash compensation) to the top five officers in the industry and market capitalization groups. Second, they compared the compensation levels of the CEO and the Executive Vice Presidents of Operations to the top two positions in both the industry and market capitalization groups, and the remaining executive officers of the Company to the fifth highest paid position in both peer groups. Lastly, the consultants compared the compensation levels of all of the Company's executive officers to certain published survey information.

  Mr. Watson's base salary for 2000 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 2000.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2005 but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  Stock Options. In determining stock option awards to executive officers for 2000 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards information and recommended guidelines included in the compensation and benefits study discussed previously.

  Because of Dr. Jacobs' percentage interest in the outstanding stock of the Company, the Committee has never granted Dr. Jacobs stock options, nor awarded shares of restricted stock to him.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation and benefits paid to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 2001 will not result in any loss of tax deductions for the Company. It is the Committee's intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision as they are finalized to determine whether any program changes are appropriate.

                                          JAMES CLAYBURN LAFORCE, Chairman
                                          ROBERT B. GWYN
                                          DALE R. LAURANCE
                                          LINDA FAYNE LEVINSON

                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other four most highly compensated offices, and the Chairman of the Board ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1998, 1999 and 2000 fiscal years:

                                     Annual                      Long-term
                                 Compensation(1)                Compensation
                              -------------------- Other Annual ------------
                                                   Compensation Options/SARs
Name                     Year Salary ($) Bonus ($)    ($)(2)    (Shares)(3)  Other(4)
----                     ---- ---------- --------- ------------ ------------ --------
Noel G. Watson.......... 2000  723,340    339,790       --        150,000     5,370
 Chief Executive Officer 1999  655,320    601,710       --            --      5,180
                         1998  591,160    542,350     7,420       100,000     5,120

Joseph J. Jacobs........ 2000  432,200    239,000       --            --        --
 Chairman of the Board   1999  432,200    400,000       --            --        --
                         1998  432,200    450,000       --            --        --

Richard E. Beumer....... 2000  408,340    191,820       --            --      3,900
 Vice Chairman of the
  Board                  1999  277,500    254,800       --         20,000     4,000

Thomas R. Hammond....... 2000  420,340    197,450       --         30,000     5,100
 Executive Vice
  President              1999  388,000    356,260       --         20,000     5,000
                         1998  294,850    218,230     1,230        59,000     5,000

Richard J. Slater....... 2000  420,340    197,450       --         30,000     5,370
 Executive Vice
  President              1999  388,000    356,260       --         20,000     4,960
                         1998  297,040    219,740     2,430        59,000     5,160

James C. Uselton........ 2000  390,000    183,200       --            --      3,550
 Executive Vice
  President              1999  266,250    244,470       --         20,000     4,000

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").
(2) These amounts represent interest credited to the employees' deferred compensation account balances under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs.
(3) Consists solely of non-qualified stock options pursuant to the 1999 Stock Plan.
(4) Consists solely of Company contributions to the 401(k) Plan.

                     Option/SAR Grants in Last Fiscal Year

  Stock options granted during fiscal year 2000 to all of the Company's executive officers, including the Named Executive Officers, were granted under the 1999 Stock Plan. The 1999 Stock Plan permits the granting of stock options and the awarding of restricted stock to employees of the Company and its subsidiaries, as well as to employees of "related companies" (as defined in the 1999 Stock Plan). The 1999 Stock Plan was adopted by the board of directors, and approved by the Company's shareholders, as the successor stock award plan to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the "1981 Plan"). The following table contains information concerning options granted during fiscal year 2000 to those Named Executive Officers.

                                                                                Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock
                                                           Market               Price Appreciation for Option
                                                Exercise  Price on                           Term
                           Options   Percentage  or Base   Date of                        (10 Yrs.)
                           Granted       of       Price     Grant   Expiration ---------------------------------
Name                     (shares)(1)  Total(2)  ($/share) ($/share)    Date    0% $     5% $          10% $
----                     ----------- ---------- --------- --------- ---------- ---- ------------  --------------
Noel G. Watson..........   150,000     26.77%    33.4375   33.4375  25-May-10   --  $  3,154,300  $    7,993,610
Thomas R. Hammond.......    30,000      5.35%    33.4375   33.4375  25-May-10   --       630,860       1,598,720
Richard J. Slater.......    30,000      5.35%    33.4375   33.4375  25-May-10   --       630,860       1,598,720
Gain for all shareholders (based on 26,386,238 shares outstanding at September 30,
 2000, and a stock price of $40.3125 per share).................................... $668,952,210  $1,695,256,240
                                                                                    ============  ==============
Gain to Named Executive Officers as a percent of total gain to all shareholders....         0.66%           0.66%
                                                                                    ============  ==============

--------
(1) All grants consisted of non-qualified options pursuant to the 1999 Stock
    Plan.
(2) Calculation based upon grants of options for 560,250 shares during fiscal 2000.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option SAR Values

  The following table sets forth information regarding option exercises during the fiscal year 2000 by the Named Executive Officers and the value of their unexercised options on September 30, 2000. All options were granted under the 1981 Plan. The Company has never granted any stock appreciation rights.

                                                                           Value of Unexercised
                                       Total     Number of Unexercised         In-the-Money
                           Shares      Value    Options at FYE (shares)     Options at FYE ($)
                         Acquired on  Realized ------------------------- -------------------------
Name                      Exercises     ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- --------- ----------- ------------- ----------- -------------
Noel G. Watson..........   115,000   1,327,813   128,000      242,000    $1,679,500   $2,040,500
Richard E. Beumer.......       --          --      4,000       16,000        15,750       63,000
Thomas R. Hammond.......    19,600     169,278    57,100       93,400       775,800      852,800
Richard J. Slater.......    10,000      26,875    69,600       87,400     1,067,100      756,600
James C. Uselton........       --          --      4,000       16,000        15,750       63,000

                             Sverdrup Pension Plan

  Effective with the merger with Sverdrup Corporation in fiscal 1999, the Company became one of the sponsoring employers of the Sverdrup Corporation Pension Plan (the "Pension Plan"). Messrs. Beumer and Uselton are the only Named Executive Officers participating in the Pension Plan. Under the Pension Plan, benefits are based on the average compensation (salary and bonus as reported in the Summary Compensation Table) of a participant for the five consecutive calendar years preceding or coinciding with retirement (whichever produces the greatest benefit). The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (which is age 65) under the Pension Plan. As of the latest determination date, Messrs. Beumer's and Uselton's covered compensation under the Pension Plan was $160,000 each (because there is not a defined benefit or excess award plan attached to or associated with the Pension Plan, a participant's covered compensation is limited to amounts allowed under the Internal Revenue Code). Also as of the latest determination date, Mr. Beumer, age 62, had 40.75 years of credited service, and Mr. Uselton, age 60, had 37.95 years of credited service. Benefits shown are computed as a ten-year certain and life annuity beginning at age 65, with no deduction for Social Security or other offset amounts:

                                              Years of Service
                             ---------------------------------------------------
        Remuneration           20      25       30       35       40       45
        ------------         ------- ------- -------- -------- -------- --------
$150,000.................... $85,500 $93,750 $102,000 $110,250 $118,500 $126,750
$160,000 and above.......... $86,520 $95,100 $103,680 $112,260 $120,840 $129,420

                              PERFORMANCE GRAPHS

  The following graphs show the changes over the past five- and ten-year periods in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). For each graph, the investments are assumed to have occurred at the beginning of each period presented.

               Comparison of Five Year Cumulative Total Return*
          Among Jacobs Engineering Group Inc., the S&P 500 Index, and
                 the Dow Jones Heavy Construction Group Index

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                      Cumulative Total Return
                                                   -----------------------------
                                                   9/95 9/96 9/97 9/98 9/99 9/00
                                                   ---- ---- ---- ---- ---- ----
Jacobs............................................ $100 $ 90 $123 $125 $131 $162
S&P 500...........................................  100  120  169  184  236  267
Dow Jones Heavy Construction......................  100  114  114   89  100  107

                Comparison of Ten Year Cumulative Total Return*
          Among Jacobs Engineering Group Inc., the S&P 500 Index, and
                  the Dow Jones Heavy Construction Group Index

                        [PERFORMANCE GRAPH APPEARS HERE]

                                        Cumulative Total Return
                         ------------------------------------------------------
                         9/90 9/91 9/92 9/93 9/94 9/95 9/96 9/97 9/98 9/99 9/00
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
Jacobs.................. $100 $303 $319 $255 $267 $273 $247 $336 $340 $356 $442
S&P 500.................  100  131  146  165  171  221  266  374  408  522  591
Dow Jones Heavy
 Construction...........  100  100  101   97  112  124  141  141  110  124  133

--------
 * The cumulative total return information used to prepare the preceding graphs was provided by Research Data Group, Inc.

2. APPROVAL OF AMENDMENT TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN.

  There will be presented to the meeting a proposal to approve the 1989 Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan") as it has been amended by action of the Board of Directors. The amendment increases the number of shares reserved for the Stock Purchase Plan by 2,000,000 shares of Common Stock. The complete text of the Stock Purchase Plan reflecting all amendments approved by the Board of Directors will be found in Exhibit B to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit B.

  The Stock Purchase Plan was originally adopted by the Board of Directors on December 15, 1988, and by the shareholders on February 14, 1989. When the Stock Purchase Plan was adopted in 1989 the shareholders reserved 200,000 shares of Common Stock. The 200,000 shares were subsequently increased by two two-for-one stock splits to 800,000 shares. In 1992, 1996 and 1999 the shareholders approved additional increases in the number of shares reserved for the Plan of 606,777, 1,500,000 and 500,000, respectively. As a result, a total of 3,406,777 shares have been reserved for the Stock Purchase Plan. Of these shares a total of 3,097,936 shares have been purchased by employees. The amended Plan being presented to the shareholders reflect the addition of 2,000,000 shares to the reserve, and shows a total of 2,308,841 shares available for issuance under the Plan.

Purpose of the Plan

  The Board of Directors believes that the opportunity for all eligible, full-time employees to acquire shares of common stock of the Company through participation in the Stock Purchase Plan provides an important incentive to the employees of the Company and that the Stock Purchase Plan assists the Company in attracting new employees.

Administration

  The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee must be directors who are not eligible to receive options under the Stock Purchase Plan or awards of stock, stock options or stock appreciation rights under any other plan of the Company other than automatic option grants and an annual award of 500 shares of restricted stock under the 1999 Outside Director Stock Plan, and who have not been eligible to receive such options or other awards for at least one year prior to their service on the Committee. The Committee is authorized to construe and interpret the Stock Purchase Plan, to prescribe rules and regulations for its administration and to take any other necessary action in relation to the Plan.

Eligibility

  All employees of the Company and its domestic subsidiaries and all employees of any foreign subsidiaries designated from time to time by the Board of Directors, except employees who normally work fewer than 20 hours each week or five or fewer months during any fiscal year and employees who have completed less than one year of service with the Company or a participating subsidiary, are eligible to receive options under the Plan. Any employee who would own five percent or more of the common stock immediately after an option is granted will not be eligible to receive options. The Company estimates that, at December 31, 2000, there were approximately 17,000 employees eligible to receive options under the Stock Purchase Plan.

Terms of Options

  The Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock from the Company by electing to exercise options to purchase common stock. These options are granted in the form of successive six-month options on March 1 and September 1 of each year. An employee may exercise an option in amounts based upon a percentage of his or her salary or wages ranging from 2% to 15% of basic compensation. An employee may elect to participate or not to participate on each March 1 and September 1 commencement date. The Company will make withholdings from the employee's salary or wages during the six-month term of the option, and the employee's purchases of the shares are effected without any further action on the part of the employee at the completion of the six-month period. If an employee ceases to be an employee for any reason during any six-month period, then that employee's option will immediately terminate, and the Company will refund to the employee, or the employee's designated beneficiary in the case of the employee's death, the full amount of all withholdings without interest.

  The price at which shares may be purchased is the lesser of 90% of the fair market value of the common stock on the first day of a six-month term of each option that is exercised, or 90% of the fair market value of the common stock on the last day of the six-month term of the option. However, as amended, the Plan now permits the Committee, if it deems such change desirable and in the best interests of the Company, to approve a price equal to the fair market value of the shares on the last day of the six month option periods multiplied by a percentage figure of from 85% to 100% as selected by the Committee.

  The fair market value for the purpose of these formulas is the closing price of the common stock as reported in the New York Stock Exchange Composite Transactions report for the relevant date. The maximum fair market value of common stock that an employee may purchase under the Stock Purchase Plan in any calendar year is $25,000.

Amendment and Termination

  The Board of Directors may at any time amend or terminate the Stock Purchase Plan, except that no such amendment may be made without the approval of the shareholders if it would increase the number of shares of common stock authorized to be issued under the Stock Purchase Plan, materially increase the benefits accruing to employees under the Stock Purchase Plan, materially modify the requirements as to eligibility for participation or withdraw administration of the Stock Purchase Plan from the Committee.

  As amended, the Stock Purchase Plan will terminate on March 31, 2009, unless the Board of Directors terminates the Stock Purchase Plan at an earlier date or the shares reserved for the Stock Purchase Plan are exhausted, and the shareholders do not vote to reserve additional shares for it.

Federal Tax Consequences

  The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, which provides that an employee does not have to pay any federal income tax either when he or she elects to exercise an option under such a stock purchase plan, or when the six-month option period ends and the employee receives shares of common stock of the Company. The employee is, however, required to pay federal income tax on any gain realized on the sale of the shares, as described below.

  If the employee has owned shares purchased through the Stock Purchase Plan for more than one year and disposes of them at least two years after the commencement date of the six-month option term of the option pursuant to which they were purchased, then the employee will be taxed as follows.

  If the sale price is greater than the price paid under the Stock Purchase Plan, then the employee will recognize ordinary income in an amount equal to the lesser of (i) the excess of the market price of the shares on the date the offering commenced over the price paid or (ii) the excess of the sale price over the price paid. Any further gain is treated as a long-term capital gain.

  If the market price of the shares on the date they are sold is less than the price paid for the shares under the Stock Purchase Plan, then the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price.

  If the employee sells the shares before he has owned them for more than one year or before the expiration of the two-year period commencing on the date the option period commenced, then the employee will recognize ordinary income on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase, and the Company will receive a deduction for federal income tax purposes for the same amount. The employee will recognize a long-term capital gain or loss on the difference between the sale price and the fair market value on the date of purchase.

  If the employee still owns shares purchased under the Stock Purchase Plan at the time of death, the employee's estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (ii) ten percent (10%) of the fair market value of the shares on the commencement date of the six month option period during which the shares were acquired.

Adjustments of Options

  In the event of a stock split, stock dividend, merger or other like recapitalization or reorganization, the Board of Directors is required to make appropriate and proportionate adjustments in the maximum number of shares subject to the Plan and the price per share subject to outstanding options, or, in the event of a merger or reorganization, the substitution of shares in any successor corporation for common stock of the Company.

Change of Control of the Company

  As amended, the Plan now provides that the purchase of shares being paid for pursuant to the exercise of options under the Plan will be accelerated if the Company were to be acquired by merger or sale of all or substantially all of its assets or outstanding stock (a "change of control"). If a change of control were to occur, then on the effective date of the change of control all amounts withheld from the compensation of employees who had exercised options under the Plan would be used to purchase shares of common stock at a price equal to 90% of the lower of (i) the fair market value of the shares on the first day of the option period during which the change of control occurs and
(ii) the fair market value of the shares immediately prior to the effective date of the change of control. However, in no event will the clause (i) fair market value be less than the fair market value per share on the commencement date of the six month option period in which the change of control occurs.

Current Accounting Treatment

  The issuance of common stock under the Stock Purchase Plan will not, under current generally accepted accounting principles, result in a direct compensation expense chargeable against the reported earnings of the Company. However, the Company must disclose in the notes to its consolidated financial statements the pro forma impact that the options granted under the Stock Purchase Plan would have upon the reported earnings of the Company if the value of the options were treated as compensation expense.

Stock Issuances Pursuant to the Stock Purchase Plan

  The table below shows as to each Named Executive Officer, all current executive officers as a group, and all employees as a group, (i) the number of shares purchased under the Stock Purchase Plan between the period September 1, 1995 and August 31, 2000 (the most recent purchase date under the Stock Purchase Plan) and (ii) the weighted average purchase price paid per share.

                   EMPLOYEE STOCK PURCHASE PLAN TRANSACTIONS

                                                 Shares Purchased During the
                                                            Period
                                                -------------------------------
                                                             As a
                                                          Percentage
                                                            of the     Weighted
                                                             Total     Average
                                                           Number of   Purchase
                                                            Shares      Price
                                                 Number    Purchased     ($)
                                                --------- -----------  --------
Noel G. Watson.................................         0           0        0
Joseph J. Jacobs...............................         0           0        0
Richard E. Beumer..............................         0           0        0
Thomas R. Hammond..............................     2,732 Less than 1%  $24.64
Richard J. Slater..............................         0           0        0
James C. Uselton...............................         0           0        0
All current Executive Officers as a group (8
 persons participating)........................    13,832 Less than 1%  $24.64
Total shares issued during the period
 (consisting of a total of 19,413 separate
 issuances).................................... 1,802,197         100%  $24.64

  As illustrated in the preceding table, over the past five years, executive officers participating in the Stock Purchase Plan purchased less than 1% of the total shares sold to employees during that period.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDED 1989 EMPLOYEE STOCK PURCHASE PLAN.

3. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

  The Board of Directors has approved resolutions to amend the Certificate of Incorporation to increase the authorized capitalization of the Company from 60,000,000 shares of common stock to 100,000,000 shares of common stock with a par value of $1.00 per share. The amendment will not effect any other changes to the Certificate of Incorporation. The 1,000,000 authorized shares of preferred stock with a par value of $1.00 per share, of which none are outstanding, will remain unchanged.

Purpose of the Proposed Amendment

  The purpose of the proposed increase in capitalization is to provide additional shares for use in connection with such future stock splits and stock dividends, financings, acquisitions and other uses not presently determinable, as may be deemed to be feasible and in the best interests of the Company and its shareholders. The Company has no present plans for issuing any shares other than pursuant to its various stock option plans and its employee stock purchase plan discussed elsewhere in this Proxy Statement. As of September 30, 2000, there were 4,518,191 shares reserved for issuance under these shareholder-approved plans, and an additional 2,000,000 shares will be reserved upon the approval of the proposed increase in shares available for issuance under the 1989 Employee Stock Purchase Plan.

  Whether or not and when the Company might issue any additional shares, the purpose of such issuance and the consideration in cash or property that might be received therefore would be determined by the Board of Directors without further action by the shareholders. For example, the issue of additional shares, of warrants to purchase additional shares or of securities convertible into additional shares, for cash or property, including the issue of shares to directors, officers or employees (other than pursuant to stock options), or as a stock dividend would not ordinarily require shareholder approval. However, shareholder approval of some kinds of transactions in which additional shares were to be issued, such as merger transactions, might be required. In addition, the issue of additional shares by the Company would be subject to the approval for listing of the shares by the New York Stock Exchange, and might require approval or review by federal and state regulatory agencies. Shareholder authorization for the additional shares is being sought at this time to enable the directors to meet possible future developments without the expense and delay of holding a special meeting of shareholders to secure their authorization when a specific need arises.

Possible Effect of the Proposed Amendment

  The issuance of any additional shares might result in the dilution of the voting power of the existing shareholders of the Company and in their equity in the Company. Since the common stock has no preemptive rights, the directors of the Company have the power to issue authorized but unissued shares at such times and for such purposes and for such consideration as they may determine without first offering shares to the holders of common stock and without further action by those holders.

  It should be noted that the increased availability for issuance of shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any attempt, whether formal or informal, to acquire a controlling interest in the Company; moreover, the Company has no present plan or intention to utilize the additional shares of common stock.

Mechanics and Required Vote for the Amendment

  The proposal to increase the authorized capitalization of the Company will be enacted by filing with the Secretary of State of Delaware a Certificate of Amendment amending Article 5 of the Certificate of Incorporation. The Company plans to make this filing promptly after the meeting. However, under Delaware law, the Board of Directors may abandon the proposed amendment without any further action by the stockholders of the Company. The full text of Article 5 as it is proposed to be amended by the shareholders is set forth in Exhibit C to this Notice of Annual Meeting and Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

4. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 2001. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of

Directors will appoint other independent auditors whose employment for any period subsequent to the 2001 Annual Meeting will be subject to ratification by the shareholders at the 2002 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 2001.

5. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered Class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company's directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2000 except as follows: (1) Dr. Joseph J. Jacobs filed one Form 4 late, which reported the receipt of 694 shares of the Company's common stock; and (2) Mr. Thomas R. Hammond filed one Form 4 late, which reported the exercise of stock options resulting in the net acquisition of 659 shares of the Company's common stock.

                              EXECUTIVE OFFICERS

  For information about the Executive Officers of the Company, see Exhibit D to this Proxy Statement.

                            SHAREHOLDERS' PROPOSALS

  Under the bylaws of the Company shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders' meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent's ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

  Proposals other than nominations for consideration at the 2002 annual meeting of shareholders must be submitted to the Company no later than November 14, 2001. However, in order to be included in the Company's proxy statement and proxy relating to the 2002 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than September 3, 2001. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  Exhibit E to this Proxy Statement contains the Annual Financial Statements and Review of Operations of the Company. A copy of the Company's Summary Annual Report for the year ended September 30, 2000, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  The Company's Annual Report on Form 10-K is available from the United States Securities and Exchange Commission at its WEB site: http://www.sec.gov/cgi-bin/srch-edgar?0000052988. The Company will furnish without charge a copy of the Company's report on Form 10-K, including the financial statements and schedules thereto, to the United States Securities and Exchange Commission to any person requesting in writing and stating that he or she was the beneficial owner of common stock of the Company on January 8, 2001. The Company will also furnish copies of any exhibits to the Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests and inquiries should be addressed to:

                              Investor Relations
                         Jacobs Engineering Group Inc.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

  Neither the Summary Annual Report, Exhibit E, nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Vice President, General Counsel and
                                           Secretary

Pasadena, California
January 8, 2001

                                                                      EXHIBIT A




                         JACOBS ENGINEERING GROUP INC.

                            AUDIT COMMITTEE CHARTER

                            AUDIT COMMITTEE CHARTER

  1. Members. The Board of Directors (the "Board") shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the New York Stock Exchange definition of "independence," as determined by the Board.

  Each member of the Company's Audit Committee must be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as provided in the Board's judgment.

  2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

    (i) Recommend to the Board, and evaluate, the firm of independent certified public accountants to be appointed as auditor of the Company, which firm shall be ultimately accountable to the Board through the Audit Committee.

    (ii) Review with the independent auditor their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

    (iii) Review with the independent auditor the written statement from the auditor, required by the Independence Standards Board, concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and, based on such review, assess the independence of the auditor.

    (iv) Review and discuss with management and the independent auditor the Company's annual audited financial statements, including a discussion of the auditor's judgment as to the quality of the Company's accounting principles.

    (v) Review with management and the independent auditor the results of any significant matters identified as a result of the independent auditor's interim review procedures prior to the filing of each Company's Quarterly Report on Form 10-Q or as soon thereafter as possible. The Audit Committee Chairperson may perform this responsibility on behalf of the Audit Committee.

    (vi) Recommend to the Board whether, based on the review and discussions described in paragraphs (iii) through (v) above, the financial statements should be included in the Company's Annual Report on Form 10-K.

    (vii) Review the adequacy of the Company's internal controls.

    (viii) Review significant changes in the accounting policies of the Company and accounting and financial reporting rule changes that may have a significant impact on the Company's financial reports.

    (ix) Review material pending legal proceedings involving the Company and other contingent liabilities.

    (x) Review the adequacy of the Audit Committee Charter on an annual basis, and recommend changes if the Committee determines changes are appropriate.

  3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, or if the Chairperson is performing the responsibility set forth in paragraph (v) above on behalf of the Audit Committee, then at least two times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee shall report to the full Board with respect to its meetings and shall make such reports to shareholders as are required by applicable regulations or as are deemed advisable in the Committee's judgment. The majority of the members of the Audit Committee shall constitute a quorum.

                                                                      EXHIBIT B

                         JACOBS ENGINEERING GROUP INC.

                       1989 EMPLOYEE STOCK PURCHASE PLAN

                           (As Amended and Restated)

  1. Purpose of the Plan.

  This Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by employees of Jacobs Engineering Group Inc. (the "Company") and certain subsidiaries of the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

  2. Administration.

  The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not less than three (3) members of the Board. Unless and until its members are not qualified to serve on the Committee pursuant to the provisions of the Plan, the Compensation Committee of the Board shall function as the Committee. Members of the Committee shall be members of the Board who are not eligible to participate under the Plan or any other plan of the Company or its affiliates authorizing discretionary grants or awards of stock, stock options or stock appreciation rights and who have not been eligible to so participate for at least one (1) year prior to service as an administrator of the Plan. Eligibility requirements for members of the Committee shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan except as otherwise provided in this Plan. The Committee is authorized to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations for the administration of the Plan, and to take any other action in connection with the administration of the Plan and Options granted hereunder that it deems proper.

  3. Grant of Options.

  (a) The Company shall grant to all Eligible Employees Options ("Options") to purchase Common Stock of the Company ("Shares") in accordance with this Plan. All employees granted Options under the Plan shall have the same rights and privileges.

  (b) The Options granted under this Plan shall be granted effective only on the first day of a six-month election period referred to in Paragraph 5 of the Plan ("Election Period"). No Option shall be treated as granted prior to the first day of such Election Period.

  4. Eligible Employees.

  (a) The employees eligible to receive Options under the Plan ("Eligible Employee") shall be all employees of the Company and all corporations that now are or hereafter become domestic United States subsidiary corporations (as defined in Section 424(f) of the Code) and all employees of any foreign subsidiary corporation designated from time to time by the Board of Directors. The Board of Directors of the Company may change the designation of the subsidiaries participating in the Plan ("participating subsidiaries") at any time.

  (b) However, the following employees shall not be Eligible Employees under the Plan:

    (i) Employees who normally work fewer than 20 hours per week;

    (ii) Employees who normally work five or fewer months during the fiscal year of the Company;

    (iii) Employees who have completed less than one year of employment by the Company or a participating subsidiary of the Company; and

    (iv) Employees who are not actively employed by the Company at the beginning of a six month Election Period, including employees who are on disability leave or leave of absence.

  (c) Employees of participating subsidiaries that have become subsidiaries by reason of having been acquired by the Company or a subsidiary and companies that have been merged with the Company or a subsidiary shall, in the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company.

  (d) Any employee who would own more than five percent of the Common Stock in the Company immediately after an Option under this Plan is granted shall also be excluded from eligibility. Stock that the employee may purchase under all outstanding stock options granted to him by the Company shall be treated as stock owned by the employee for such purposes, even though the option is not presently exercisable.

  5. Exercise of Option.

  (a) An Eligible Employee may exercise his or her Option to acquire Common Stock by completing a Payroll Deduction Authorization Form in such form as shall have been approved from time to time by the Committee. The election to exercise the Option shall be effective for a six month election period. The six-month Election Periods shall be from September 1 to February 28/29, and from March 1 to August 31 of each year. An Eligible Employee's election to participate in this Plan shall be irrevocable during each Election Period.

  (b) Eligible Employees who have elected to exercise their Options for any Election Period are sometimes referred to as "Participants" in this Plan.

  (c) In no event may an Option be exercised later than the period of time specified in Section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraph 12, an Option shall be treated as exercised on the last day of the six-month Election Period.

  6. Payment of Purchase Price.

  (a) Each Participant shall pay for the stock subject to his or her option with after-tax salary reduction contributions. The Company shall reduce each Participant's salary or wages by any whole percentage from 2% to 15% of basic compensation. A Participant's basic compensation shall include only regular fixed basic compensation, and shall not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution.

  (b) Each Participant shall specify the amount of salary reduction on a Payroll Deduction Authorization Form to be furnished by the Company. The salary reduction contributions shall continue throughout the six-month Election Period.

  (c) The Company shall begin salary reductions during the pay periods as close as practicable to each March 1 and September 1 of each year and shall cease such reductions during the pay periods as close as practicable to each February 28/29 and August 31 of each year.

  (d) As soon as practicable after the end of each six-month Election Period, the Company shall issue to the Participants who have exercised their Options Common Stock of the Company at the prices specified in Paragraph 8 of this Plan. The number of Shares purchased shall be based upon the aggregate amount of salary reduction contributions during the six-month Election Period plus any excess contributions carried forward from any previous Election Period. No interest shall accrue on the salary reduction contributions.

  7. Fractional Shares.

  The Company shall not issue or transfer fractional Shares under the Plan. In the event that the amount of salary reduction contributions of any employee is not exactly equal to the purchase price for a whole number of Shares, then any excess amount shall be used to purchase additional Shares during the next six-month Election Period, or refunded to the Participant without interest if the Participant is not, for any reason, a Participant in the Plan during the next six-month Election Period.

  8. Purchase Price.

  (a) The purchase price for the Shares shall be the lower of (a) 90% of the fair market value of the Shares on the first day of a six-month Election Period for which an Option has been exercised, or (b) 90% of the fair market value of the Shares on the last day of such Election Period; provided, however, that the Committee may at such time as it deems such change desirable and in the best interests of the Company, approve, in lieu of the foregoing formula for determining the exercise price of Options under this Plan, the fair market value of the Shares on the last day of the Election Period multiplied by any percentage figure from 85% to 100% as selected by the Committee. Such approval may be for one or more Election Periods and shall remain in effect until changed by the Committee.

  In no event, however, may the Committee select a purchase price that would be lower than that allowed under Section 423(b)(6) of the Code or any successor section.

  (b) The fair market value for such purposes shall be the closing price of the Shares on the composite transactions report of the national securities exchange on which the Shares are then listed for the day on which the value is to be determined. If such date is a Saturday, Sunday, legal holiday or other date on which such exchange is closed, then the fair market value shall be determined as the closing price on the first immediately preceding trading date.

  9. Stock Subject to the Plan.

  The total number of Shares of Common Stock authorized to be issued under this Plan is 5,406,777 Shares, subject to adjustment as provided in Paragraph
17. These Shares may be authorized but unissued Shares, or issued Shares which have been reacquired by the Company from any person.

  10. Maximum Amount of Option Stock.

  (a) The maximum fair market value of Shares that an employee may accrue the right to purchase under the Plan and any other employee stock purchase plan of the Company or any subsidiary in any calendar year may not exceed $25,000 or such greater amount as Section 423(b)(8)(C) of the Code, or any successor section, may hereafter allow. The fair market value of the Shares for such purposes shall be determined on the first day of each six-month Election Period.

  (b) The maximum number of Shares that a Participant may purchase for any six-month Election Period shall be determined on the first day of each Election Period. The maximum number shall be determined by dividing 15 percent of total salary or wages to be earned by each Participant during the six-month Election Period (based on the assumption that the Participant's basic compensation does not change after the first day of the Election Period) by an amount equal to 90% of the fair market value of the Shares on the first day of the Election Period.

  (c) Any excess withholdings shall be refunded to the Participant without interest.

  11. Restrictions on Transferability.

  A Participant may not transfer an Option other than by will or the laws of descent and distribution. Only the Participant may exercise an Option during his lifetime.

  12. Termination of Employment.

  In the event that a Participant ceases to be employed by the Company or a participating subsidiary for any reason, including death, disability, retirement or voluntary or involuntary termination, then the Participant's rights under the Plan shall terminate. Except as provided in Paragraph 13, below, the Company shall refund to the Participant without interest the salary reduction contributions made by the Participant during the Election Period in which termination occurs.

  13. Designation of Beneficiary.

  (a) Participant may file, in a manner prescribed by the Committee, a written designation of a beneficiary who is to receive any Shares or cash under this Plan in the event of such participant's death. If a Participant's death occurs subsequent to the end of an Election Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of cash shall be delivered to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Company receives notice of such Participant's death the Participant's Option shall terminate. If a Participant's death occurs at any other time, the balance of such Participant's contributions shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant's death and such Participant's Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

  (b) Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee. If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, then the Participant's surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

  14. Rights as a Stockholder.

  No Participant shall have any rights as a stockholder as to Shares being purchased during any six-month Election Period until after the end of such six-month Election Period when the Common Stock has actually been issued to the Participant. No adjustment shall be made or additional amount paid as a result of dividends or other rights for which the record date is prior to the date of such issuance.

  15. Listing, Registration and Qualification of Shares.

  The issuance of Shares under this Plan shall be subject to applicable securities and other laws, including listing of the Shares on all stock exchanges on which the Shares may be, from time to time, listed and the registration of the Shares and Options under the Securities Act of 1933.

  16. Term of the Plan.

  The term of the Plan shall be for a period commencing on March 1, 1989 and ending on March 31, 2009.

  17. Amendments.

  (a) The Board may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, from time to time and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Plan under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the stockholders of the Company; provided, however, that no action shall be taken without the approval of the stockholders of the Company to increase the number of Shares of Stock on which Options may be granted, or materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, or withdraw administration from the Committee, or permit any person while a member of the Committee to be eligible to receive, other than pursuant to a non-discretionary formula plan, a grant or award of a stock option, a stock appreciation right or other equity security of the Company. Without limiting the foregoing, the Committee may make amendments or adopt rules and procedures applicable or inapplicable only to Participants who are subject to Section 16 of the 1934 Act.

  (b) No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options affected thereby.

  (c) This Plan is intended to comply with all applicable requirements of Rule 16b-3 or its successors under the 1934 Act, insofar as participants subject to
Section 16 of that Act are concerned. To the extent any provision of the Plan does not so comply, and cannot for any reason be amended by the Board, the provision shall, to the extent permitted by law and deemed advisable by the Committee, be deemed null and void with respect to such participants.

  18. Adjustments for Changes in Common Stock.

  (a) In the event of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar event, the Board shall make appropriate and proportionate adjustments, including the substitution and issuance of securities of any successor corporation for the Shares of the Company to be issued under the Plan, to the maximum number of Shares subject to the Plan, and the price per share subject to outstanding Options.

  (b) If the Company is acquired by merger or sale of all or substantially all of the Company's assets or outstanding voting stock, then all outstanding Options under the Plan will automatically be exercised immediately prior to the effective date of such acquisition. The exercise price in such event shall be equal to 90% of the lower of (i) the fair market value per share of the Common Stock on the first day of the Election Period in which such acquisition occurs and (ii) the fair market value per share of the Common Stock immediately prior to the effective date of such acquisition.

  19. Miscellaneous.

  This Plan is subject to all of the requirements of Section 423 of the Code and the regulations thereunder.

  This Plan shall not confer any right on an employee to continue in the employment of the Company or any subsidiary or division of the Company.

  The Company shall not be obligated to issue any Shares under the Plan unless and until there has been compliance with such laws and regulations as the Company deems applicable.

                                                                      EXHIBIT C

                 Article 5 of the Certificate of Incorporation

                          (as proposed to be amended)

  5. (a) The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total mount of authorized capital stock of the Corporation is 101,000,000 shares, divided into 100,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

  (b) The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

    (1) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

    (2) the voting powers, if any, and whether such voting powers are full or limited, in any such series;

    (3) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

    (4) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends on such series;

    (5) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

    (6) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

    (7) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

    (8) the provisions, if any, of a sinking fund applicable to such series;
  and

    (9) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

  (c) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of not less then 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for this purpose as one class.

  (d) Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law,

     (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

     (ii) the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote, said

     (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

  (e) The Corporation shall be entitled to treat the person in whose name may share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part, of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                                                      EXHIBIT D

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following table presents the names and ages of each Executive Officer of the Company, as well as their current position with the Company, and the year in which they first joined the Company.

                                                                        Year
                                                                     Joined the
 Name                          Age    Position with the Company      Registrant
 ----                          ---    -------------------------      ----------
 Joseph J. Jacobs............   84 Director and Chairman of the         1947
                                    Board
 Noel G. Watson..............   64 President, Chief Executive           1965
                                    Officer and Director
 Richard E. Beumer...........   62 Vice Chairman of the Board           1999
 Thomas R. Hammond...........   49 Executive Vice President,            1975
                                    Operations
 Craig L. Martin.............   51 Executive Vice President,            1994
                                    Global Sales
 Richard J. Slater...........   54 Executive Vice President,            1980
                                    Operations
 James C. Uselton............   61 Executive Vice President,            1999
                                    Operations
 Walter C. Barber............   59 Group Vice President, Asia           1999
 Andrew E. Carlson...........   67 President, Jacobs Sverdrup           1990
                                    Constructors, Inc.
 Robert M. Clement...........   52 Group Vice President, Central        1990
                                    Region
 Warren M. Dean..............   56 Group Vice President,                1994
                                    Facilities
 Stephen K. Fritschle........   57 Group Vice President, Field          1989
                                    Services
 Michael J. Higgins..........   56 Group Vice President, Civil          1994
 George A. Kunberger, Jr. ...   48 Group Vice President, Northern       1975
                                    Region
 Gregory J. Landry...........   52 Group Vice President,                1984
                                    International Operations
 John McLachlan..............   54 Group Vice President,                1974
                                    International Operations
 H. Gerard Schwartz, Jr. ....   62 Group Vice President, Civil          1999
 Rogers F. Starr.............   57 President, Sverdrup Technology,      1999
                                    Inc.
 Philip J. Stassi............   45 Group Vice President, Southern       1977
                                    Region
 Roger L. Williams...........   62 Group Vice President, Federal        1983
                                    Operations
 John W. Prosser, Jr. .......   55 Senior Vice President, Finance       1974
                                    and Administration and
                                    Treasurer
 Laurence R. Sadoff..........   53 Senior Vice President, Quality       1993
                                    and Safety
 Nazim G. Thawerbhoy.........   53 Senior Vice President and            1979
                                    Controller
 William C. Markley, III.....   55 Vice President, General Counsel      1981
                                    and Secretary

  All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors and, with the exception of Messrs. Beumer, Uselton, Schwartz, Starr and Barber, have served in executive capacities with the Company or have been part of its management for more than five years. Prior to joining the Company in 1999, Messrs. Beumer, Uselton, Schwartz and Starr were part of the senior management group of Sverdrup Corporation, or one of its subsidiaries, for more than five years. Prior to joining the Company in 1999, Mr. Barber was president and CEO of GTI, INC. (an environmental services firm) for at least five years.

                                                                       EXHIBIT E




                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

                               September 30, 2000

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                              SELECTED HIGHLIGHTS
             For the Years Ended September 30, 2000, 1999 and 1998
             (Dollars in thousands, except per share information)

                                                2000        1999        1998
                                             ----------  ----------  ----------
Revenues.................................... $3,418,942  $2,875,007  $2,101,145
Net earnings................................     50,981      65,445      54,385
                                             ----------  ----------  ----------
Per share information:
 Basic EPS.................................. $     1.95  $     2.54  $     2.12
 Diluted EPS................................       1.93        2.47        2.08
 Net book value.............................      18.72       16.95       14.23
 Closing year-end stock price...............    40.3125       32.50       31.00
                                             ----------  ----------  ----------
Total assets................................ $1,384,376  $1,220,186  $  807,489
Stockholders' equity........................    495,543     448,717     371,405
Return on average equity....................      10.80%      15.96%      15.63%
Stockholders of record......................      1,115       1,208       1,352
                                             ----------  ----------  ----------
Backlog:
 Professional technical services............ $2,375,300  $1,760,000  $1,004,500
 Total......................................  5,430,100   4,448,200   3,329,500
                                             ----------  ----------  ----------
Permanent staff.............................     18,812      15,900      10,080
                                             ----------  ----------  ----------

  Net earnings for fiscal 2000 includes an after-tax charge of $23,749, or $0.89 per diluted share, relating to the settlement of certain litigation.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       For the Years Ended September 30
                 (In thousands, except per share information)

                             2000        1999        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues...............  $3,418,942  $2,875,007  $2,101,145  $1,780,616  $1,798,970
 Net earnings...........      50,981      65,445      54,385      46,895      40,360
                          ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........   1.24 to 1   1.25 to 1   1.54 to 1   1.56 to 1   1.68 to 1
 Working capital........  $  167,160  $  144,638  $  197,659  $  178,203  $  155,569
 Current assets.........     851,023     729,620     566,007     497,361     383,644
 Total assets...........   1,384,376   1,220,186     807,489     737,643     572,505
 Long-term debt.........     146,820     135,371      26,221      54,095      36,300
 Stockholders' equity...     495,543     448,717     371,405     324,308     283,387
 Return on average
  equity................       10.80%      15.96%      15.63%      15.43%      15.46%
 Backlog:
  Professional technical
   services.............  $2,375,300  $1,760,000  $1,004,500  $  912,057  $  845,300
  Total.................   5,430,100   4,448,200   3,329,500   3,050,000   2,750,200
                          ----------  ----------  ----------  ----------  ----------
Per share Information:
 Basic EPS..............  $     1.95  $     2.54  $     2.12  $     1.82  $     1.58
 Diluted EPS............        1.93        2.47        2.08        1.80        1.56
 Stockholders' equity...       18.72       16.95       14.23       12.48       10.93
                          ----------  ----------  ----------  ----------  ----------
Average Number of Common
 and Common Stock
 Equivalents Outstanding
 (Diluted)..............      26,473      26,478      26,096      25,989      25,921
                          ----------  ----------  ----------  ----------  ----------

  Net earnings for fiscal 2000 includes an after-tax charge of $23,749, or $0.89 per diluted share, relating to the settlement of certain litigation.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       For the Years Ended September 30
                 (In thousands, except per share information)

                             1995        1994        1993        1992        1991
                          ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues...............  $1,723,057  $1,165,754  $1,142,926  $1,106,427  $1,036,289
 Net earnings...........      32,242      18,767      28,670      26,605      20,385
                          ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........   1.44 to 1   1.41 to 1   1.61 to 1   1.56 to 1   1.41 to 1
 Working capital........  $  113,339  $  106,058  $  100,688  $   92,706  $   60,580
 Current assets.........     368,614     367,485     264,949     258,206     206,576
 Total assets...........     533,947     504,364     351,020     316,731     260,142
 Long-term debt.........      17,799      25,000         --          --          --
 Stockholders' equity...     238,761     200,433     173,797     139,813     106,936
 Return on average
  equity................       14.68%      10.03%      18.28%      21.56%      21.47%
 Backlog:
  Professional technical
   services.............  $  828,400  $  793,060  $  736,600  $  647,100  $  457,300
  Total.................   2,625,000   2,500,000   1,858,600   1,760,000   1,605,000
                          ----------  ----------  ----------  ----------  ----------
Per share Information:
 Basic EPS..............  $     1.28  $     0.75  $     1.17  $     1.14  $     0.89
 Diluted EPS............        1.27        0.75        1.15        1.11        0.86
 Stockholders' equity...        9.41        7.96        6.96        5.81        4.50
                          ----------  ----------  ----------  ----------  ----------
Average Number of Common
 and Common Stock
 Equivalents Outstanding
 (Diluted)..............      25,384      25,173      24,964      24,070      23,763
                          ----------  ----------  ----------  ----------  ----------

  Net earnings for fiscal 1994 included special charges totaling $10,200, or $0.40 per diluted share.

  Net earnings for fiscal 1992 included a net gain of $2,118, or $0.09 per diluted share, from the sale of 40% of the Company's holdings of the common stock of Genetics Institute, Inc.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

  The following table sets forth the Company's revenues by type of service provided for each year ended September 30 (in thousands):

                                                   2000       1999       1998
                                                ---------- ---------- ----------
   Project Services...........................  $1,809,309 $1,318,027 $  861,608
   Construction...............................     969,792    994,479    961,576
   Operations and Maintenance.................     521,609    474,511    266,798
   Process, Scientific and Systems Consulting.     118,232     87,990     11,163
                                                ---------- ---------- ----------
                                                $3,418,942 $2,875,007 $2,101,145
                                                ========== ========== ==========

  The Company focuses its services on certain industry groups and markets, which the Company believes has sufficient common needs to permit cross-utilization of its resources. The following table sets forth the Company's revenues by these industry groups and markets for each year ended September 30 (in thousands):

                                                   2000       1999       1998
                                                ---------- ---------- ----------
   Chemicals and Polymers...................... $  693,034 $  796,501 $  785,727
   Federal Programs............................    614,048    481,302    169,474
   Buildings...................................    539,691    454,589    314,293
   Pharmaceuticals and Biotechnology...........    481,947    373,520    211,501
   Exploration, Production and Refining........    280,942    243,311    255,579
   Pulp and Paper..............................    254,861     99,189    191,595
   Infrastructure..............................    238,278    218,828     11,278
   Technology and Manufacturing................    213,557    173,023    128,501
   Other.......................................    102,584     34,744     33,197
                                                ---------- ---------- ----------
                                                $3,418,942 $2,875,007 $2,101,145
                                                ========== ========== ==========

  "Other" includes projects for clients operating in a number of industries, including food and beverage, and basic resources (mining, minerals and fertilizers).

 2000 Compared to 1999

  On February 16, 2000, the Company completed the first phase of an anticipated two-part transaction to acquire the engineering and contracting business of Stork N.V., the Netherlands ("Stork") for a total purchase price of EUR 25.0 million (approximately $24.2 million). The first phase of the Stork transaction was accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill of approximately $32.4 million, which is being amortized over 40 years on a straight-line basis. The Company's consolidated results of operations for fiscal 2000 include the results of Stork's operations since the acquisition date. The effect of Stork on the Company's consolidated results of operations for fiscal 2000 was not material. The Company's consolidated revenues of $3,418.9 million for fiscal 2000 include $87.2 million of revenues from Stork's operations since the acquisition date.

  In January 1999, the Company completed its merger with Sverdrup Corporation ("Sverdrup"). Accordingly, Sverdrup's results of operations are included in the Company's consolidated results of operations for all of fiscal 2000, compared to only the second, third and fourth quarters of fiscal 1999.

  The Company recorded net earnings of $51.0 million, or $1.93 per diluted share, for the fiscal year ended September 30, 2000, compared to net earnings of $65.4 million, or $2.47 per diluted share for fiscal 1999.

  Net earnings for fiscal 2000 included a first quarter pre-tax provision for litigation settlement of $38.0 million ($23.7 million after-tax). This special, one-time pre-tax charge, which consisted of the settlement amount of $35.0 million and related litigation costs of $3.0 million, resulted from an agreement with the United States Department of Justice to settle a previously disclosed whistleblower suit. The suit alleged that the Company improperly charged the U.S. government for lease costs associated with its former headquarters building, which the Company sold and leased back in 1982, and then permanently vacated in 1997. The Company denied the government's allegations in the suit but agreed to the settlement to avoid the costs and risks of further litigation. The settlement was paid in March 2000 and has no continuing impact on the Company's operating results.

  Excluding the after-tax impact of this special litigation charge, the Company's operations for fiscal 2000 resulted in net earnings of $74.7 million, or $2.82 per diluted share.

  Total revenues for fiscal 2000 increased by $543.9 million, or 18.9%, to $3,418.9 million, compared to $2,875.0 million for fiscal 1999. This increase reflects the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. Excluding the impact of Sverdrup's operations on the Company's revenues during the first quarter of fiscal 2000, total revenues increased by $320.7 million, or 11.2% on a year-to-date basis.

  Revenues from project services activities, which includes design, engineering and agency construction management services, increased by $491.3 million, or 37.3%, to $1,809.3 million during fiscal 2000, compared to $1,318.0 million for fiscal 1999. Excluding the impact of Sverdrup's operations on the Company's revenues during the first quarter of fiscal 2000, revenues from project services activities increased by $345.0 million, or 26.2% on a year-to-date basis.

  Revenues from construction services of $969.8 million in fiscal 2000 were consistent with revenue levels during fiscal 1999 and 1998 of $994.5 million and $961.6 million, respectively.

  Revenues from operations and maintenance ("O&M") activities increased by $47.1 million, or 9.9%, to $521.6 million during fiscal 2000, compared to $474.5 million for fiscal 1999. The increase of $47.1 million in O&M revenues in fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999.

  Revenues from process, scientific and systems consulting services increased by $30.2 million, or 34.4%, to $118.2 million during fiscal 2000, compared to $88.0 million for fiscal 1999. Approximately $24.4 million, or 81% of the increase in revenues from process, scientific and systems consulting services during fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. Prior to the merger with Sverdrup, the Company's revenues from process, scientific and systems consulting service activities were minimal.

  As a percentage of revenues, direct costs of contracts was 87.3% for the fiscal year ended September 30, 2000, compared to 86.2% for fiscal 1999. The percentage relationship between direct costs of contracts and revenues will fluctuate between reporting periods depending on a variety of factors including the mix of business during the reporting periods being compared, as well as the level of margins earned from the various services provided by the Company. The movement in this percentage relationship was due primarily to proportionately lower margins earned on the Company's new volume of business during fiscal 2000 as compared to fiscal 1999.

  Selling, general and administrative ("SG&A") expenses for fiscal 2000 increased by $22.0 million, or 7.6%, to $311.1 million, compared to $289.0 million in fiscal 1999. The increase of $22.0 million in SG&A expenses during fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. As a percentage of revenues, however, SG&A expenses for fiscal 2000 decreased to 9.1%, compared to 10.1% last year, reflecting the Company's continuing efforts to control costs.

  During fiscal 2000, the Company's operating profit (defined as revenues, less direct costs of contracts and SG&A expenses) increased by $16.3 million, or 15.1%, to $124.6 million, compared to $108.3 million during fiscal 1999. The increase in the Company's operating profit for fiscal 2000 as compared to last year was due primarily to significant increases in business volume and reduced SG&A expenses as a percentage of revenues.

  During fiscal 2000, interest expense increased by 30.3%, or $2.7 million, to $11.4 million, compared to interest expense of $8.8 million last year. The increase in interest expense in fiscal 2000 as compared to fiscal 1999 was due to additional borrowings from the Company's $230.0 million revolving credit facility at higher interest rates compared to fiscal 1999. At September 30, 2000 and 1999, outstanding borrowings under this facility were $138.9 million and $118.1 million, respectively. During fiscal 2000, the Company borrowed $103.9 million from the same facility, primarily to pay the $35.0 million litigation settlement, to partially finance the first phase of the Stork acquisition for approximately $14.8 million, to fund $13.7 million of stock repurchases as discussed below, and the balance to cover working capital requirements.

  The Company recorded $2.2 million of net miscellaneous income during fiscal 2000, compared to net miscellaneous income of $2.0 million for fiscal 1999. Included in net miscellaneous income in fiscal 2000 were one-time charges totaling $4.6 million relating to a terminated retirement plan and impairment of a non-operating investment. Offsetting these one-time charges was approximately $5.2 million representing the break-up fee and expense reimbursement amount received from Stone & Webster, Inc., net of associated costs and expenses. The fee and expense reimbursement was received as a result of the termination of an asset purchase agreement between the Company and Stone & Webster, Inc.

  The Company recorded income tax expense of $30.3 million and $39.1 million in fiscal 2000 and 1999, respectively. The Company's overall effective tax rate was 37.3% for fiscal 2000, compared to an effective tax rate of 37.4% for fiscal 1999.

 1999 Compared to 1998

  As discussed above, the Company completed its merger with Sverdrup Corporation in January 1999. Sverdrup provides engineering, architecture, construction and scientific services for public and private sector clients in the United States and internationally.

  The Sverdrup transaction has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill of approximately $176.3 million. The Company's consolidated results of operations include the results of Sverdrup's operations since January 1, 1999.

  The Company recorded net earnings of $65.4 million, or $2.47 per diluted share, for the fiscal year ended September 30, 1999, compared to net earnings of $54.4 million, or $2.08 per diluted share, for fiscal 1998.

  Total revenues for fiscal 1999 increased by $773.9 million, or 36.8%, to $2,875.0 million, compared to $2,101.1 million for fiscal 1998. Approximately 89% of the increase in total revenues was generated by Sverdrup's operations, with the balance attributable to the Company's continuing U.S. and European operations (that is, those offices operating during the comparable periods of both fiscal 1999 and fiscal 1998).

  Revenues from project services activities increased by $456.4 million, or 53.0%, to $1,318.0 million during fiscal 1999, compared to $861.6 million for fiscal 1998. Approximately 40.4% of the increase in project services revenues during the current fiscal year was generated by the Company's continuing U.S. and European operations, with the balance attributable to Sverdrup's operations.

  Revenues from construction services increased by $32.9 million, or 3.4%, to $994.5 million during fiscal 1999, compared to $961.6 million for fiscal 1998.

  With the resources and complementary technical and professional skills that the merger with Sverdrup added to the Company's skills base, and with the new clients Sverdrup added to the Company's client base, the Company has expanded its capabilities in the areas of O&M, and process, scientific and systems consulting services. Revenues from O&M activities increased by $207.7 million, or 77.9%, to $474.5 million during fiscal 1999, compared to $266.8 million for fiscal 1998. Approximately 71.2% of the increase in O&M revenues during the current fiscal year was generated by Sverdrup's operations, with the balance attributable to the Company's continuing U.S. and European operations. During fiscal 1999, the Company realized revenues of $88.0 million from process, scientific and systems consulting services. Prior to fiscal 1999 and the merger with Sverdrup, the Company's revenues from process, scientific and systems consulting service activities were minimal.

  As a percentage of revenues, direct costs of contracts decreased to 86.2% for the twelve months ended September 30, 1999, compared to 87.1% for the same period last year. The improvement in this percentage relationship during fiscal 1999 compared to fiscal 1998 was due primarily to the relatively higher margins on Sverdrup's project services. Also contributing to the improvement was the favorable effect of the proportionately higher margins earned on the higher volume of project service activities generated, relative to construction service activities.

  SG&A expenses for fiscal 1999 increased by $105.0 million, or 57.0%, to $289.0 million, compared to $184.0 million for fiscal 1998. The increase in SG&A expenses during the twelve months ended September 30, 1999 was due almost entirely to the operations of Sverdrup.

  During fiscal 1999, the Company's operating profit increased by $21.8 million, or 25.2%, to $108.3 million, compared to $86.5 million for fiscal 1998. The increase in the Company's operating profit from 1998 to 1999 was due primarily to the increase in business volume, combined with an increase in margin rates, as discussed above.

  The Company recorded $5.7 million of net interest expense during the twelve months ended September 30, 1999, compared to net interest income of $2.7 million last year. During fiscal 1998, the Company was a net investor of excess cash. During fiscal 1999, however, as a result of the merger with Sverdrup Corporation, the Company became a net borrower of cash. The Company financed the merger price of $201.1 million (which included the associated costs of the merger) with a new, $230.0 million revolving credit facility, under which the Company initially borrowed $165.0 million. Outstanding borrowings under this facility was reduced to $118.1 million at September 30, 1999. Also contributing to the increase in interest expense in fiscal 1999 as compared to fiscal 1998 was $19.9 million of Sverdrup pre-merger indebtedness that was assumed by the Company at closing of the merger transaction.

  The Company recorded $2.0 million of net miscellaneous income during fiscal 1999, compared to net miscellaneous expense of $0.4 million for fiscal 1998. The increase in net miscellaneous income during fiscal 1999 was due primarily to gains realized on the sales of marketable equity securities.

  The Company recorded income tax expense of $39.1 million and $34.4 million in fiscal 1999 and 1998, respectively. The Company's overall effective tax rate was 37.4% for fiscal 1999, compared to an effective tax rate of 38.7% for fiscal 1998. The reduction in the Company's effective tax rate was attributable primarily to a lower effective tax rate relating to the Company's non-U.S. operations, off-set in part by the effect of nondeductible goodwill.

Backlog

  Backlog represents the total dollar amount of revenues the Company expects to record in the future as a result of performing work under contracts that have been awarded to it. The Company's policy with respect to O&M contracts, however, is to include in backlog the amount of revenues it expects to receive for one succeeding year, regardless of the life of the contract. For federal programs (other than federal O&M contracts), the Company's policy is to include in backlog the full contract award, whether funded or unfunded, and exclude option periods.

  In accordance with industry practice, substantially all of the Company's contracts are subject to cancellation or termination at the option of the client. However, the Company has not experienced cancellations that have had a material effect on the reported backlog amounts. In a situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. While management uses all information available to it to determine backlog, the Company's backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

  The following table summarizes the Company's total backlog at September 30, 2000, 1999 and 1998 (in millions):

                                                       2000     1999     1998
                                                     -------- -------- --------
   Professional technical services.................. $2,375.3 $1,760.0 $1,004.5
   Total............................................  5,430.1  4,448.2  3,329.5
                                                     ======== ======== ========

  Total backlog at September 30, 2000 included approximately $1.4 billion, or 26.4% of total backlog, relating to work to be performed either directly or indirectly for the U.S. federal government and its agencies. This compares to approximately $1.5 billion and $800.0 million of U.S. federal backlog at September 30, 1999 and 1998, respectively. Most of these federal contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

  The Company's backlog for fiscal 2000 increased by $981.9 million, or 22.1%, to $5.4 billion, compared to fiscal 1999, and increased in fiscal 1999 by $1.1 billion, or 33.6%, to $4.4 billion, compared to fiscal 1998. The increase in fiscal 2000 as compared to fiscal 1999 was attributable primarily to new awards in the semiconductor, pharmaceuticals and biotechnology, and infrastructure areas of the Company's business. The increase in fiscal 1999 as compared to fiscal 1998 was attributable primarily to the Sverdrup merger, combined with new awards in the pharmaceuticals area of the Company's business.

  The Company estimates that approximately $2.8 billion, or 52.5% of total backlog at September 30, 2000 will be realized as revenues within the next fiscal year.

Effects of Inflation

  During fiscal 2000 and 1999, 77% and 73%, respectively, of the Company's revenues were realized from cost-reimbursable type contracts. Because a significant portion of the Company's revenues continues to be earned under cost-reimbursable type contracts, the effects of inflation on the

Company's financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographical areas where fixed-price and lump-sum work may be more prevalent, inflation may begin to have a larger impact on the Company's results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts the Company accepts with fixed-price or lump-sum terms, the Company monitors closely the actual costs on the project as they compare to the budget estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company's industry, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs in order to perform on its contracts, there can be no guarantee that inflation will not effect the Company's results of operations in the future.

Liquidity and Capital Resources

  During fiscal year 2000, the Company's cash and cash equivalents increased by $12.4 million, to $65.8 million. This compares to a net decrease of $47.8 million, to $53.5 million, during fiscal 1999, and to a net increase of $45.3 million, to $101.3 million, during fiscal 1998. During fiscal 2000, the Company experienced net cash outflows from investing activities and the effect on cash of exchange rate changes, of $106.7 million and $5.1 million, respectively, offset in part by net cash inflows from operating and financing activities of $81.3 million and $42.8 million, respectively.

  Operations resulted in net cash inflows of $81.3 million during fiscal 2000. This compares to a net contribution of $83.5 million and $91.7 million during fiscal 1999 and 1998, respectively. The $2.2 million decrease in cash provided by operations in fiscal 2000 as compared to fiscal 1999 was due primarily to a decrease in inflows of $18.6 million relating to the timing of cash receipts and payments within the Company's working capital accounts, and a decrease of $14.5 million in net earnings, due primarily to the after-tax provision for litigation settlement of $23.7 million as discussed above. These outflows were partially offset by the effects of deferred income taxes, and depreciation and amortization of $21.6 million and $8.5 million, respectively.

  The Company's investing activities resulted in net cash outflows of $106.7 million during fiscal 2000. This compares to net cash outflows of $220.6 million and $9.6 million during fiscal 1999 and 1998, respectively. The net decrease of $113.9 million in cash used for investing activities in fiscal 2000 as compared to fiscal 1999 was due primarily to a $173.8 million decrease in cash used for acquisitions of businesses. This was partially offset by an increase of $28.9 million in other noncurrent assets, a decrease of $19.4 million in proceeds from sales of marketable securities and investments, and increases of $6.3 million and $5.4 million, respectively, in purchases of investments and additions to fixed assets. During the second quarter of fiscal 2000, the Company completed the first phase of an anticipated two-part transaction to acquire Stork for $27.3 million, which included merger related costs for the acquisition. During the same period last year, the Company merged with Sverdrup, requiring $201.1 million in cash, which included the associated costs of the merger. The proceeds from sales of equity securities and investments in fiscal 1999 were used to partially fund the merger with Sverdrup and pay down indebtedness relating to the merger.

  The Company's financing activities resulted in net cash inflows of $42.8 million during fiscal 2000. This compares to a net cash inflow of $92.6 million during fiscal 1999 and a net cash outflow of $36.7 million in fiscal 1998. The $49.8 million net decrease in cash provided by financing activities in fiscal 2000 as compared to fiscal 1999 was due primarily to a decrease of $66.3 million in proceeds from long-term borrowings, and to $13.7 million used for the purchases of common stock for treasury. These outflows were partially offset by a decrease of $18.8 million in the repayments of long-term borrowings. During fiscal 1999, the Company borrowed $165.0 million under a new long-term $230.0 million revolving credit facility to pay the initial merger consideration and the costs of the Sverdrup merger of $201.1 million, and $21.0 million of Sverdrup indebtedness existing at closing, and $5.1 million for other purposes. During fiscal 2000, the Company borrowed $103.9 million from the same facility, primarily to pay the $35.0 million litigation settlement, to partially finance the first phase of the Stork acquisition for approximately $14.8 million, to fund $13.7 million of stock repurchases as discussed below, and the balance to cover working capital requirements.

  The Company believes it has adequate capital resources to fund its operations in fiscal 2001 and beyond. The Company's consolidated working capital position was $167.2 million at September 30, 2000 compared to $144.6 million at September 30, 1999. As discussed earlier, the Company has a long-term $230.0 million revolving credit facility against which $138.9 million was outstanding at September 30, 2000 in the form of direct borrowings. At September 30, 2000, the Company had $49.8 million available through committed short-term credit facilities, of which $30.4 million was outstanding at that date in the form of direct borrowings and letters of credit.

  In December 1999, the Company reactivated its stock repurchase program that was suspended in September 1998 due to the then pending merger with Sverdrup in January 1999. The program authorizes the Company to buy-back up to 3.0 million shares of its common stock in the open market. Repurchases of common stock will be financed from existing credit facilities and available cash balances. During fiscal 2000, the Company repurchased 423,900 shares of its common stock in the open market at a cost of $13.7 million, all of which were subsequently reissued for its employee stock purchase and stock option plans. The Company has repurchased a total of 1,657,100 shares of its common stock since the inception of the program in 1996.

  The Company has filed a protective claim with the Internal Revenue Service. The nature of the claim involves monies the Company believes it is due from the government relating to the research and development tax credit for fiscal years 1991 through 1998. Although the Company has been working on quantifying the amount of the credit, the final tax refund amount has not yet been determined. Based on a preliminary review of the information available, the ultimate refund amount may have a significant and positive effect on the Company's overall liquidity.

Year 2000 Compliance

  The Company completed its Year 2000 ("Y2K") compliance program prior to December 31, 1999 and made the transition into the Year 2000 with no disruptions to its systems or operations. The Company continues to monitor its internal systems, equipment and third-party relationships for any Y2K problems that may develop. A contingency plan for critical business applications and continuing project operations is in place in the event unidentified issues cause business disruptions. However, the Company does not expect such disruptions, if they occur, to have a materially adverse effect on its results of operations or financial condition.

Current Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 -- Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). As amended by Statement of Financial Accounting Standards No. 137 -- Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"), SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138-- Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS 138"). SFAS 138 amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 138 will be adopted concurrently with SFAS 133.

  At September 30, 2000, the Company had no significant derivative financial instruments. Therefore, as of September 30, 2000, SFAS 133, 137 and 138 would have had no material impact on the Company's financial position or results of operations.

Forward-Looking Statements

  Statements included in this Management's Discussion and Analysis that are not based on historical facts are "forward-looking statements", as that term is discussed in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current estimates, expectations and projections about the issues discussed, the industries in which the Company's clients operate and the services the Company provides. By their nature, such forward-looking statements involve risks and uncertainties. The Company cautions the reader that a variety of factors could cause business conditions and results to differ materially from what is contained in its forward-looking statements. These factors include, but are not necessarily limited to, the following: increase in competition by foreign and domestic competitors; availability of qualified engineers and other professional staff needed to execute contracts; the timing of new awards and the funding of such awards; the ability of the Company to meet performance or schedule guarantees; cost overruns on fixed, maximum or unit priced contracts; the outcome of pending and future litigation and governmental proceedings; the cyclical nature of the individual markets in which the Company's customers operate; the successful closing and/or subsequent integration of any merger or acquisition transaction; and, the amount of any contingent consideration the Company may be required to pay in the future in connection with the Sverdrup merger (including the availability of financing that may be required). The preceding list is not all-inclusive, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this Management's Discussion and Analysis should also read the Company's most recent Annual Report on Form 10-K for a further description of the Company's business, legal proceedings and other information that describes factors that could cause actual results to differ from such forward-looking statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          September 30, 2000 and 1999
                    (In thousands, except share information)

                                                           2000        1999
                                                        ----------  ----------
ASSETS
Current Assets:
 Cash and cash equivalents............................. $   65,848  $   53,482
 Receivables...........................................    710,979     586,005
 Deferred income taxes.................................     61,968      76,405
 Prepaid expenses and other............................     12,228      13,728
                                                        ----------  ----------
  Total current assets.................................    851,023     729,620
                                                        ----------  ----------
Property, Equipment and Improvements, Net..............    150,491     139,653
                                                        ----------  ----------
Other Noncurrent Assets:
 Goodwill, net.........................................    269,043     245,451
 Other.................................................    113,819     105,462
                                                        ----------  ----------
  Total other noncurrent assets........................    382,862     350,913
                                                        ----------  ----------
                                                        $1,384,376  $1,220,186
                                                        ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable......................................... $   18,460  $    9,465
 Accounts payable......................................    224,063     186,287
 Accrued liabilities...................................    274,991     281,967
 Customers' advances in excess of related revenues.....    145,708      93,303
 Income taxes payable..................................     20,641      13,960
                                                        ----------  ----------
  Total current liabilities............................    683,863     584,982
                                                        ----------  ----------
Long-term Debt.........................................    146,820     135,371
                                                        ----------  ----------
Other Deferred Liabilities.............................     52,946      44,988
                                                        ----------  ----------
Minority Interests.....................................      5,204       6,128
                                                        ----------  ----------
Commitments and Contingencies

Stockholders' Equity:
 Capital stock:
  Preferred stock, $1 par value, authorized --
    1,000,000 shares, issued and outstanding -- none...        --          --
  Common stock, $1 par value, authorized -- 60,000,000
   shares; issued and outstanding -- 26,386,238 and
   26,142,992 shares, respectively.....................     26,386      26,143
 Additional paid-in capital............................     79,352      68,049
 Retained earnings.....................................    400,791     358,958
 Accumulated other comprehensive loss..................    (10,515)     (3,595)
                                                        ----------  ----------
                                                           496,014     449,555
 Unearned compensation.................................       (471)       (838)
                                                        ----------  ----------
  Total stockholders' equity...........................    495,543     448,717
                                                        ----------  ----------
                                                        $1,384,376  $1,220,186
                                                        ==========  ==========

        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
             For the Years Ended September 30, 2000, 1999 and 1998
                  (In thousands, except per share information)

                                            2000         1999         1998
                                         -----------  -----------  -----------
Revenues................................ $ 3,418,942  $ 2,875,007  $ 2,101,145
                                         -----------  -----------  -----------
Costs and Expenses:
 Direct costs of contracts..............  (2,983,247)  (2,477,678)  (1,830,618)
 Selling, general and administrative
  expenses..............................    (311,082)    (289,034)    (184,043)
                                         -----------  -----------  -----------
Operating Profit........................     124,613      108,295       86,484

Other (Expense) Income:
 Interest income........................       3,961        3,031        5,092
 Interest expense.......................     (11,420)      (8,767)      (2,356)
 Miscellaneous income (expense), net....       2,168        1,963         (436)
 Provision for litigation settlement....     (38,000)         --           --
                                         -----------  -----------  -----------
  Total other (expense) income..........     (43,291)      (3,773)       2,300
                                         -----------  -----------  -----------
Earnings Before Taxes...................      81,322      104,522       88,784
Income Tax Expense......................     (30,341)     (39,077)     (34,399)
                                         -----------  -----------  -----------
Net Earnings............................ $    50,981  $    65,445  $    54,385
                                         ===========  ===========  ===========
Net Earnings Per Share:
 Basic.................................. $      1.95  $      2.54  $      2.12
 Diluted................................ $      1.93  $      2.47  $      2.08
                                         ===========  ===========  ===========



        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             For the Years Ended September 30, 2000, 1999 and 1998
                                 (In thousands)

                                                     2000     1999     1998
                                                    -------  -------  -------
Net Earnings....................................... $50,981  $65,445  $54,385
                                                    -------  -------  -------
Other Comprehensive Income (Loss):
 Unrealized gains (losses) on securities...........   2,101    3,470     (188)
 Foreign currency translation adjustments..........  (8,236)  (3,946)      (9)
                                                    -------  -------  -------
Other Comprehensive Loss Before Income Taxes.......  (6,135)    (476)    (197)
Income Tax (Expense) Benefit Relating to Other
 Comprehensive
 Income (Loss).....................................    (785)  (1,319)      75
                                                    -------  -------  -------
Other Comprehensive Loss...........................  (6,920)  (1,795)    (122)
                                                    -------  -------  -------
Total Comprehensive Income......................... $44,061  $63,650  $54,263
                                                    =======  =======  =======




        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             For the Years Ended September 30, 2000, 1999 and 1998
                                 (In thousands)

                                                    2000      1999      1998
                                                  --------  --------  --------
Common Stock:
 Balance at the beginning of the year............ $ 26,143  $ 25,867  $ 25,811
 Issuances under stock plans, net................      440       399       103
 Repurchases under stock plans...................     (197)     (131)      (59)
 Issuances of restricted stock, net of
  forfeitures....................................      --          8        12
                                                  --------  --------  --------
 Balance at the end of the year..................   26,386    26,143    25,867
                                                  --------  --------  --------
Additional Paid-in Capital:
 Balance at the beginning of the year............   68,049    55,698    52,186
 Issuances of common stock under stock plans,
  net............................................   12,078    12,399     3,521
 Repurchases of common stock under stock plans...     (764)     (293)     (353)
 Issuances of restricted stock, net of
  forfeitures....................................      (11)      245       344
                                                  --------  --------  --------
 Balance at the end of the year..................   79,352    68,049    55,698
                                                  --------  --------  --------
Retained Earnings:
 Balance at the beginning of the year............  358,958   300,296   249,791
 Net earnings....................................   50,981    65,445    54,385
 Issuances of treasury stock for stock option
  exercises......................................   (2,922)   (1,618)   (2,272)
 Repurchases of common stock under stock plans...   (6,226)   (5,165)   (1,608)
                                                  --------  --------  --------
 Balance at the end of the year..................  400,791   358,958   300,296
                                                  --------  --------  --------
Accumulated Other Comprehensive Income (Loss):
 Balance at the beginning of the year............   (3,595)   (1,800)   (1,678)
 Foreign currency translation adjustments........   (8,236)   (3,946)       (9)
 Net unrealized gains (losses) on securities.....    1,316     2,151      (113)
                                                  --------  --------  --------
 Balance at the end of the year..................  (10,515)   (3,595)   (1,800)
                                                  --------  --------  --------
Unearned Compensation:
 Balance at the beginning of the year............     (838)   (1,056)   (1,066)
 Amortization, net of issuances of restricted
  stock..........................................      367       218        10
                                                  --------  --------  --------
 Balance at the end of the year..................     (471)     (838)   (1,056)
                                                  --------  --------  --------
Treasury Stock, at Cost:
 Balance at the beginning of the year............      --     (7,600)     (736)
 Purchases of common stock for treasury..........  (13,714)      --    (18,046)
 Reissuances of treasury stock for stock option
  exercises......................................   13,714     7,600    11,182
                                                  --------  --------  --------
 Balance at the end of the year..................      --        --     (7,600)
                                                  --------  --------  --------
Total Stockholders' Equity....................... $495,543  $448,717  $371,405
                                                  ========  ========  ========

        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended September 30, 2000, 1999 and 1998
                                 (In thousands)

                                                  2000       1999       1998
                                                ---------  ---------  --------
Cash Flows from Operating Activities:
 Net earnings.................................. $  50,981  $  65,445  $ 54,385
 Adjustments to reconcile net earnings to net
 cash flows from operations:
  Depreciation and amortization of property,
  equipment and improvements...................    33,192     26,259    20,847
  Amortization of goodwill.....................     6,906      5,327     2,337
  Amortization of deferred gains...............       --         --       (205)
  Gains on sales of assets.....................    (3,143)    (3,986)   (8,577)
  Changes in assets and liabilities, excluding
  the effects of businesses acquired:
   Receivables.................................  (105,541)   (10,897)  (25,135)
   Prepaid expenses and other current assets...       142        476     6,010
   Accounts payable............................    35,807     17,035    10,076
   Accrued liabilities.........................   (10,497)    25,107    16,757
   Customers' advances.........................    50,134    (30,879)    7,384
   Income taxes payable........................     8,526     (3,650)   12,525
  Deferred income taxes........................    14,437     (7,195)   (5,067)
  Other, net...................................       357        470       366
                                                ---------  ---------  --------
 Net cash provided by operating activities.....    81,301     83,512    91,703
                                                ---------  ---------  --------
Cash Flows from Investing Activities:
 Acquisitions of businesses, net of cash
  acquired.....................................   (27,284)  (201,052)      --
 Additions to property and equipment...........   (44,369)   (38,970)  (46,335)
 Disposals of property and equipment...........     3,357      4,926    26,766
 Net (increase) decrease in other noncurrent
  assets.......................................   (33,806)    (4,868)    8,620
 Purchases of marketable securities............       --      (1,800)   (5,386)
 Proceeds from sales of marketable securities..       --      18,282    10,034
 Purchases of investments......................    (7,772)    (1,442)   (3,319)
 Proceeds from sales of investments............     3,169      4,285       --
                                                ---------  ---------  --------
 Net cash used for investing activities........  (106,705)  (220,639)   (9,620)
                                                ---------  ---------  --------
Cash Flows from Financing Activities:
 Proceeds from long-term borrowings............   103,900    170,220       --
 Repayments of long-term borrowings............   (78,244)   (97,027)  (29,264)
 Net change in short-term borrowings...........     9,622      9,141    (1,257)
 Exercises of stock options....................    16,006     12,947    10,251
 Purchases of common stock for treasury........   (13,714)       --    (18,046)
 Other, net....................................     5,277     (2,652)    1,639
                                                ---------  ---------  --------
 Net cash provided (used) by financing
  activities...................................    42,847     92,629   (36,677)
                                                ---------  ---------  --------
Effect of Exchange Rate Changes................    (5,077)    (3,348)      (70)
                                                ---------  ---------  --------
Increase (Decrease) in Cash and Cash
 Equivalents...................................    12,366    (47,846)   45,336
Cash and Cash Equivalents at Beginning of
 Period........................................    53,482    101,328    55,992
                                                ---------  ---------  --------
Cash and Cash Equivalents at End of Period..... $  65,848  $  53,482  $101,328
                                                =========  =========  ========

        See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies

 Basis of Presentation

  The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated.

 Description of the Business

  The Company's principal business is to provide professional engineering, design, and architectural services, scientific and technical support services, construction and construction management services, and plant maintenance services to its industrial, commercial and government clients. The Company provides its services from offices located primarily throughout the United States, Europe and Asia. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts for each year ended September 30 was as follows:

                                                                  2000  1999  1998
                                                                  ----  ----  ----
   Cost-reimbursable.............................................  77%   73%   81%
   Fixed-price...................................................  18    22    18
   Guaranteed maximum............................................   5     5     1

 Revenue Accounting for Contracts

  In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs may include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

  Some of the Company's contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded at the time services were performed based upon those amounts expected to be realized upon final settlement.

  As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts, the Company recognizes its proportionate share of venture revenues, costs and operating profit in its consolidated statements of earnings.

  When the Company is directly responsible for subcontractor labor, or third-party materials and equipment, the Company reflects the costs of such items in both revenues and costs. On other projects, where the client elects to pay for such items directly and the Company has no associated responsibility for such items, these amounts are not reflected in either revenues or costs.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 2000 and 1999 consisted primarily of time certificates of deposit.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 Marketable Securities and Investments

  The Company's investments in equity and debt securities are classified as trading securities, held-to-maturity securities or available-for-sale securities. Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

  Trading securities are recorded at fair value. Changes in the fair value of trading securities are recognized in earnings in the period in which the change occurs and is included in "Miscellaneous income (expense), net" in the accompanying consolidated statements of earnings.

  Held-to-maturity securities and available-for-sale securities are included as long-term investments in "Other noncurrent assets" in the accompanying consolidated balance sheets. Held-to-maturity securities are carried at cost, or amortized cost, adjusted for the amortization (accretion) of any related premiums (discounts) over the estimated remaining period until maturity. Marketable equity securities that are not held for trading, and debt securities that are not classified as held-to-maturity, are classified as available-for-sale securities. Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are recorded in the "Accumulated Other Comprehensive Income (Loss)" section of stockholders' equity as unrealized gains or losses, net of the related tax effect.

 Receivables and Customers' Advances

  Included in receivables at September 30, 2000 and 1999 were recoverable amounts under contracts in progress of $371,997,400 and $240,964,600, respectively, that represent amounts earned under contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in these unbilled receivables at September 30, 2000 and 1999 were contract retentions totaling $4,979,300 and $7,965,100, respectively. The Company anticipates that substantially all of such unbilled amounts will be billed and collected over the next twelve months.

  Customers' advances in excess of related revenues represent cash collected from clients on contracts in advance of revenues earned thereon, as well as billings to clients in excess of costs and earnings on uncompleted contracts. The Company anticipates that substantially all such amounts will be earned over the next twelve months.

 Property, Equipment and Improvements

  Property, equipment and improvements are stated at cost in the accompanying consolidated balance sheets. Depreciation and amortization of property and equipment is computed primarily by using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the life of the asset or the remaining term of the related lease. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

 Goodwill

  Goodwill represents the excess of the purchase price paid over the fair value of the net assets of acquired companies and is being amortized against earnings using the straight-line method over periods not exceeding 40 years. The carrying value of goodwill is subject to review for recoverability,

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and if there are indications of impairment, the Company assesses any potential impairment based upon undiscounted cash flow forecasts. No impairment losses have been recognized in any of the periods presented. Goodwill is shown in the accompanying consolidated balance sheets net of accumulated amortization of $20,766,300 and $14,816,800 at September 30, 2000 and 1999, respectively.

 Earnings Per Share

  Earnings per share ("EPS") is calculated in accordance with Statement of Financial Accounting Standards No. 128 -- Earnings per Share ("SFAS 128"). Basic EPS was computed by dividing net earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS gives effect to all dilutive securities that were outstanding during the period. The Company's dilutive securities consisted solely of nonqualified stock options.

 Stock-based Compensation

  The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25 -- Accounting for Stock Issued to Employees ("APB 25"). Accordingly, no compensation cost has been recorded in connection with grants of stock options. With respect to the issuance of restricted stock, unearned compensation expense equivalent to the market value of the stock issued on the date of award is charged to stockholders' equity and subsequently amortized against earnings over the periods during which the restrictions lapse. During fiscal years 2000, 1999 and 1998, the Company recognized compensation expense on restricted stock of $356,700, $470,300 and $366,300, respectively.

 Concentrations of Credit Risk, Uncertainties and Use of Estimates

  The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States and Europe. In the normal course of its business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentrations of credit risk is the risk that, if the Company extends a significant portion of its credit to clients in a specific geographical area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk relative to trade receivables are limited due to the Company's diverse client base, which includes the U.S. federal government and multi-national corporations operating in a broad range of industries and geographic areas. Additionally, in order to mitigate credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ significantly from those estimates and assumptions.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


2. Earnings Per Share

  The following table reconciles the denominator used to compute basic EPS to the denominator used to compute diluted EPS for each year ended September 30 (in thousands):

                                                            2000   1999   1998
                                                           ------ ------ ------
   Weighted average shares outstanding (denominator used
    to compute Basic EPS)................................  26,179 25,803 25,689
   Effect of employee and outside director stock options.     294    675    407
                                                           ------ ------ ------
   Denominator used to compute Diluted EPS...............  26,473 26,478 26,096
                                                           ====== ====== ======

  The weighted average number of shares outstanding for fiscal 1998 excludes common shares in treasury.

3. Business Combinations

  On February 16, 2000, the Company completed the first phase of an anticipated two-part transaction to acquire the engineering and contracting business of Stork N.V., the Netherlands ("Stork") for a total purchase price of EUR 25.0 million (approximately $24.2 million). The purchase price was financed in part by long-term borrowings of EUR 15.0 million (approximately $14.8 million) under an existing $230.0 million revolving credit facility. The transaction was accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill of approximately $32.4 million, which is being amortized over 40 years using the straight-line method.

  The Company's consolidated results of operations for fiscal 2000 include those of Stork since the date of acquisition. The first phase includes Stork's operations in Belgium, Germany, Southeast Asia and certain offices in the Netherlands. These offices employ over 1,500 professional technical staff. The second phase, involving the balance of Stork's engineering and construction operations in the Netherlands and the Middle East, is expected to close at a later date. The first phase of the Stork transaction did not have a material pro forma effect on the Company's consolidated results of operations.

  In January 1999, the Company completed its Agreement and Plan of Merger with Sverdrup Corporation ("Sverdrup"). Under the terms of the merger agreement, each outstanding share of common stock of Sverdrup was converted into the right to receive a proportional share of the total amount of initial merger consideration of $198.0 million paid at closing. Each outstanding share of common stock of Sverdrup will also receive a proportional amount of any additional merger consideration that may be paid in the future ("Deferred Merger Consideration"). Amounts payable as Deferred Merger Consideration, if any, will be payable shortly after each of the first three anniversaries of the date of the merger agreement, and is contingent upon the Company's stock price exceeding certain price thresholds as defined in the merger agreement. The total amount payable as Deferred Merger Consideration is limited to a maximum of $31.0 million. No amount was payable as Deferred Merger Consideration on January 14, 2000, the first anniversary of the date of the merger agreement.

  The Sverdrup transaction has been accounted for as a purchase. The purchase price allocation resulted in goodwill of approximately $176.3 million, which is being amortized over 40 years using the straight-line method.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


4. Investments

  At September 30, 2000, the Company had available-for-sale securities of $10,044,000 included in "Other Noncurrent Assets", for which a net unrealized gain of $1,316,300 was recorded in stockholders' equity during fiscal 2000. At September 30, 1999, the Company had available-for-sale securities of $9,716,300, for which a net unrealized gain of $2,151,200 was recorded in stockholders' equity during fiscal 1999.

  The following table summarizes certain information regarding the Company's available-for-sale equity securities at September 30, 2000 and 1999, and for each year ended September 30 (in thousands):

                                                                  2000    1999
                                                                 ------- ------
   Total cost (specific identification method).................. $ 4,472 $6,246
   Gross unrealized gains.......................................   5,572  3,470
   Estimated fair value.........................................  10,044  9,716
   Gross realized gains.........................................   3,147  3,648
   Gross proceeds from sales....................................   5,262  4,285

5. Property, Equipment and Improvements, Net

  Property, equipment and improvements consisted of the following at September 30, 2000 and 1999 (in thousands):

                                                             2000       1999
                                                           ---------  ---------
   Land................................................... $  11,579  $  14,407
   Buildings..............................................    59,369     47,313
   Equipment..............................................   201,896    164,538
   Leasehold improvements.................................    19,755     18,913
   Construction in progress...............................    11,497     10,419
                                                           ---------  ---------
                                                             304,096    255,590
   Accumulated depreciation and amortization..............  (153,605)  (115,937)
                                                           ---------  ---------
                                                           $ 150,491  $ 139,653
                                                           =========  =========

  Operating expenses include provisions for depreciation and amortization of $33,192,300, $26,259,500 and $20,847,500 for fiscal 2000, 1999 and 1998, respectively.

6. Borrowings

 Short-term Credit Arrangements

  At September 30, 2000, the Company had approximately $49,843,000 available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks' prime or base rates, rates paid on certificates of deposit, the banks' actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Other information regarding the lines of credit for each year ended September 30 follows (dollars in thousands):

                                                        2000     1999     1998
                                                       -------  -------  ------
   Amount outstanding at year end....................  $18,077  $ 6,868  $  217
   Weighted average interest rate at year end........      8.8%     6.5%   24.6%
   Weighted average borrowings outstanding during the
    year.............................................  $ 7,952  $ 2,295  $  537
   Weighted average interest rate during the year....     6.77%    6.02%  11.54%
   Maximum amount outstanding during the year........  $30,955  $14,210  $3,313

 Long-term Debt and Credit Arrangements

  Long-term debt consisted of the following at September 30, 2000 and 1999 (in thousands):

                                                                 2000     1999
                                                               -------- --------
   Borrowings under the $230.0 million long-term, revolving
    credit agreement.........................................  $138,879 $118,051
   Mortgage loans payable....................................     6,833   17,158
   Other.....................................................     1,491    2,759
                                                               -------- --------
                                                                147,203  137,968
   Less -- current maturities (included in "Notes payable" in
    the accompanying consolidated balance sheets)............       383    2,597
                                                               -------- --------
                                                               $146,820 $135,371
                                                               ======== ========

  Borrowings under the $230,000,000 long-term, revolving credit agreement are unsecured, and bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank's base rate, LIBOR or the latest federal funds rate. During fiscal 2000 and 1999, the weighted average interest rates on these borrowings were 7.85% and 5.68%, respectively. The agreement requires the Company to maintain certain minimum levels of net worth, a minimum coverage ratio of certain fixed charges, and a minimum leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt (all as defined in the agreement). The agreement also restricts the payment of cash dividends and requires the Company to pay a facility fee based on the total amount of the commitment. The agreement expires in March 2004.

  The scheduled maturities of the Company's long-term debt at September 30, 2000 were as follows (in thousands):

   Year ending September 30,
     2001............................................................. $    383
     2002.............................................................    1,907
     2003.............................................................      451
     2004.............................................................  139,368
     2005.............................................................      530
     Thereafter.......................................................    4,564
                                                                       --------
                                                                       $147,203
                                                                       ========

  The mortgage loan at September 30, 2000 relates to, and is secured by, certain real property located in St. Louis, Missouri, with an interest rate of 8.125%. The property has a book value of approximately $13,142,800 at September 30, 2000.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Interest payments made during fiscal 2000, 1999 and 1998 totaled $11,819,800, $8,959,500 and $2,517,100, respectively.

7. Pension Plans

  Company-only Sponsored Plans

  The Company sponsors various pension plans covering employees of certain U.S. domestic and international subsidiaries. These plans provide pension benefits that are based on the employee's compensation and years of service. The Company's funding policy is to fund the actuarially determined accrued benefits, allowing for projected compensation increases using the projected unit method.

  The following table sets forth the change in the plans' net benefit obligation for each year ended September 30 (in thousands):

                                                               2000      1999
                                                             --------  --------
   Net benefit obligation at the beginning of the year...... $316,875  $105,857
   Service cost.............................................   10,530     8,828
   Interest cost............................................   22,902    18,833
   Participants' contributions..............................    2,361     2,449
   Actuarial gains..........................................   (9,482)  (13,228)
   Benefits paid............................................  (21,010)  (13,076)
   Settlements..............................................   (1,060)  (23,449)
   Effects of plan amendments...............................      --     (2,680)
   Special termination benefits.............................      --        592
   Effect of Sverdrup merger................................      --    241,749
   Other....................................................  (11,526)   (9,000)
                                                             --------  --------
   Net benefit obligation at the end of the year............ $309,590  $316,875
                                                             ========  ========

  The following table sets forth the change in the plans' assets for each year ended September 30 (in thousands):

                                                               2000      1999
                                                             --------  --------
   Fair value of plan assets at the beginning of the year... $320,920  $122,449
   Actual return on plan assets.............................   27,369    13,016
   Employer contributions...................................   13,287    10,675
   Participants' contributions..............................    2,361     2,449
   Gross benefits paid......................................  (21,010)  (36,524)
   Customer note payment....................................   (3,182)   (2,000)
   Settlements..............................................   (1,060)      --
   Effect of Sverdrup merger................................      --    220,411
   Other....................................................  (13,978)   (9,556)
                                                             --------  --------
   Fair value of plan assets at the end of the year......... $324,707  $320,920
                                                             ========  ========

  In both of the preceding tables, "Other" consists primarily of the effects of exchange rate fluctuations used to translate the information disclosed therein.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The following table reconciles the funded status of the plans, as well as amounts recognized and not recognized in the accompanying consolidated balance sheets at September 30, 2000 and 1999 (in thousands):

                                                                 2000     1999
                                                                -------  ------
   Funded status at the end of the year........................ $15,117  $4,045
   Unrecognized actuarial (gains) losses.......................  (6,267)  1,246
   Other.......................................................     668     (75)
                                                                -------  ------
   Net amount recognized at end of the year.................... $ 9,518  $5,216
                                                                =======  ======

  Amounts recognized in the accompanying consolidated balance sheets at September 30, 2000 and 1999 consisted of the following (in thousands):

                                                                 2000    1999
                                                                ------- -------
   Prepaid pension asset....................................... $16,795 $18,704
   Accrued benefit liability...................................   7,277  13,488
                                                                ------- -------
   Net amount recognized at the end of the year................ $ 9,518 $ 5,216
                                                                ======= =======

  The pension plans have a total, net over-funded status of approximately $15,117,000 and $4,045,000 at September 30, 2000 and 1999, respectively.
Included in the September 30, 2000 amount is a domestic pension plan sponsored in connection with an operating contract with the United States government which was under-funded by approximately $6,101,000 at that date. Included in the September 30, 1999 amount are two domestic pension plans sponsored in connection with operating contracts with the United States government which were under-funded in total by approximately $14,865,000 at that date. Included in "Other noncurrent assets" in the accompanying consolidated balance sheets at September 30, 2000 and 1999 is $11,690,600 and $11,059,000, respectively, representing the accumulated excess funding of benefits over the amounts reimbursed by the U.S. government in connection with an operating contract.

  The components of net periodic pension cost for each year ended September 30 were as follows (in thousands):

                                                     2000      1999     1998
                                                   --------  --------  -------
   Service costs.................................. $ 10,530  $  8,857  $ 2,451
   Interest cost..................................   22,902    18,899    6,468
   Expected return on plan assets.................  (28,978)  (24,957)  (8,259)
   Other..........................................        9       --       --
                                                   --------  --------  -------
   Net periodic costs, before the effects of
    special termination...........................    4,463     2,799      660
   Special termination charge.....................      --        820      --
                                                   --------  --------  -------
   Total net periodic pension cost................ $  4,463  $  3,619  $   660
                                                   ========  ========  =======

  The significant actuarial assumptions used in determining the funded status of the plans for each year ended September 30 were as follows:

                                                    2000          1999      1998
                                                    ----          ----      ----
   Weighted average discount rate.............. 6.1% to 7.75% 6.5% to 7.75% 6.5%
   Rate of compensation increases.............. 4.0% to 4.5%  4.0% to 4.5%  4.5%
   Expected return on plan assets.............. 7.3% to 9.5%  7.3% to 9.5%  7.0%
                                                ============= ============= ====

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Multiemployer Plans

  In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. In selected operations in the Netherlands, the Company contributes to multiemployer plans covering both hourly and certain salaried employees. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totaled $5,650,500, $3,835,300 and $4,025,300 for each of the three years ended September 30, 2000, 1999 and 1998, respectively.

8. Savings and Deferred Compensation Plans

  Savings Plans

  The Company maintains savings plans for substantially all of its domestic, nonunion employees, which allow participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. The Company's contributions to these plans totalled $19,564,500, $16,044,700 and $9,568,700, for fiscal 2000, 1999 and 1998, respectively. Company contributions are voluntary for most of the savings plans, and represent a partial matching of employee contributions.

  Deferred Compensation Plans

  The Company's Executive Security Plan ("ESP") and Executive Deferral Plans ("EDP") are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for each of the three years ended September 30, 2000, 1999 and 1998 were $5,688,500, $2,394,900 and
$1,588,800, respectively. Included in "Other deferred liabilities" in the accompanying consolidated balance sheets at September 30, 2000 and 1999 was $38,385,800 and $22,778,800, respectively, relating to the ESP and EDP plans. Included in "Other noncurrent assets" at September 30, 2000 and 1999 were life insurance policies with cash surrender values of $35,762,200 and $30,227,600, respectively, relating to the ESP and EDP plans.

9. Stock Purchase and Stock Option Plans

  Stock Purchase Plan

  The Company's 1989 Employee Stock Purchase Plan (the "1989 ESPP") provides for the granting of options to participating employees to purchase shares of the Company's common stock. The participants' purchase price is the lower of 90% of the common stock's closing market price on either the first or last day of the option period. Option periods are six months in duration, running from September 1 to February 28 or 29, and from March 1 to August 31, of each year. A summary of shares issued through the 1989 ESPP for each year ended September 30 follows:

                                                2000        1999        1998
                                             ----------- ----------- ----------
   Aggregate purchase price................. $12,685,179 $10,306,530 $7,495,590
   Shares purchased.........................     499,032     385,017    302,514
                                             ----------- ----------- ----------

  At September 30, 2000, there were 308,841 shares reserved for issuance under the 1989 ESPP.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Stock Option Plans

  In February 2000, the Company's shareholders approved the 1999 Stock Incentive Plan and the 1999 Outside Director Stock Plan (the "1999 Plans"). The 1999 Stock Incentive Plan authorizes the issuance of incentive stock options, nonqualified stock options and restricted stock to employees to acquire up to an aggregate of 2,000,000 shares of the Company's common stock. The 1999 Outside Director Stock Plan reserves 200,000 shares of the Company's common stock for grants of nonqualified stock options and awards of stock and restricted stock to outside directors. At September 30, 2000, there were 2,195,000 shares of common stock reserved for issuance under the 1999 Plans.

  The 1999 Plans replace the Company's 1981 Stock Incentive Plan (the "1981 Plan") which would have expired on March 1, 2001. Effective February 14, 2000, by resolution of the Company's Board of Directors, no further incentive awards may be made under the 1981 Plan, and all shares reserved for issuance that were not subject to outstanding incentive awards were released from the reserve. At September 30, 2000, there were 2,014,350 shares of common stock reserved for issuance under the 1981 Plan.

  The following is a summary of the stock option activity under the 1981 Plan and the 1999 Plans (collectively, the "Stock Option Plans") for each year ended September 30:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
   Outstanding at September 30, 1997........................ 1,928,834   $22.85
   Granted..................................................   577,500    28.80
   Exercised................................................  (216,904)   18.78
   Cancelled or expired.....................................   (74,980)   23.50
                                                             ---------   ------
   Outstanding at September 30, 1998........................ 2,214,450    24.79
   Granted..................................................   611,000    34.62
   Exercised................................................  (306,819)   23.55
   Cancelled or expired.....................................   (18,400)   26.31
                                                             ---------   ------
   Outstanding at September 30, 1999........................ 2,500,231    27.33
   Granted..................................................   560,250    33.03
   Exercised................................................  (401,281)   24.36
   Cancelled or expired.....................................  (115,600)   28.88
                                                             ---------   ------
   Outstanding at September 30, 2000........................ 2,543,600   $29.00
                                                             =========   ======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Certain other information regarding the Company's stock options follows:

                                     2000            1999            1998
                                --------------- --------------- ---------------
At September 30:
 Range of exercise prices for
  options outstanding.......... $17.32 - $39.31 $16.58 - $37.36 $16.58 - $31.94
 Options exercisable...........       1,000,800         994,681         907,900
 Options available for grant...       1,665,750         151,250         748,850
For the fiscal year ended:
 Range of prices for options
  exercised.................... $16.58 - $30.92 $16.58 - $28.79 $ 5.31 - $27.88
 Estimated weighted average
  fair value of options
  granted......................          $15.35          $17.33          $13.79
                                --------------- --------------- ---------------

  The following table presents information regarding options outstanding and exercisable at September 30, 2000:


                                   Options Outstanding
                              ------------------------------      Options
                                         Weighted               Exercisable
                                          Average            ------------------
                                         Remaining  Weighted           Weighted
                                        Contractual Average            Average
       Range of                            Life     Exercise           Exercise
   Exercise Prices             Number   (in years)   Price    Number    Price
   ---------------            --------- ----------- -------- --------- --------
   $17.32 - $19.87...........   186,550     1.7      $18.95    183,650  $18.94
   $20.40 - $24.01...........   402,800     5.0      $21.83    264,700  $21.89
   $24.13 - $28.00...........   468,900     6.7      $26.12    245,100  $26.17
   $28.09 - $31.94...........   555,100     7.5      $30.48    220,400  $30.16
   $32.73 - $35.86...........   720,250     9.2      $34.13     46,300  $35.64
   $36.38 - $39.31...........   210,000     8.7      $36.54     40,650  $36.43
                              ---------     ---      ------  ---------  ------
                              2,543,600     7.1      $29.00  1,000,800  $25.44
                              =========     ===      ======  =========  ======

  Options outstanding at September 30, 2000 consisted entirely of nonqualified stock options. The Stock Option Plans allow participants to satisfy the exercise price on exercises of stock options by tendering to the Company shares of the Company's common stock already owned by the participants. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders' equity.

  During the years ended September 30, 2000, 1999 and 1998, the Company issued 5,000, 8,000 and 12,000 shares, respectively, of restricted stock under the Stock Option Plans. The restrictions generally relate to the recipient's ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment.

  Pro Forma Disclosures

  As discussed in Note 1, the Company accounts for stock issued to employees and outside directors in accordance with APB 25. Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation ("SFAS 123") prescribes an optional, fair-value based method of accounting for stock issued to employees and others. Had the Company determined compensation cost under SFAS 123, the Company's net earnings and earnings per share for each

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

year ended September 30 would have been reduced to the pro forma amounts as follows (in thousands, except per share data):

                                                          2000    1999    1998
                                                         ------- ------- -------
   Net earnings:
    As reported......................................... $50,981 $65,445 $54,385
    Pro forma...........................................  42,355  57,976  50,418
   Earnings per share:
    Basic:
     As reported........................................ $  1.95 $  2.54 $  2.12
     Pro forma..........................................    1.62    2.25    1.96
    Diluted:
     As reported........................................    1.93    2.47    2.08
     Pro forma..........................................    1.60    2.19    1.93
                                                         ======= ======= =======

  The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            2000   1999   1998
                                                            -----  -----  -----
   Dividend yield..........................................     0%     0%     0%
   Expected volatility..................................... 27.62% 25.30% 24.22%
   Risk-free interest rate.................................  6.70%  5.40%  5.62%
   Expected life of options (in years).....................  6.85   6.76   7.40
                                                            -----  -----  -----

  The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Like all option-pricing models, the Black-Scholes model requires the use of highly subjective assumptions including the expected volatility of the underlying stock price. Since the Company's stock options possess characteristics significantly different from those of traded options, changes in the subjective input assumptions can materially affect the fair value estimates of the Company's options. The Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported earnings for future years as options vest over several years and additional awards are generally made each year.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


10. Income Taxes

  The following is a summary of the Company's consolidated income tax expense for each year ended September 30 (in thousands):

                                                       2000     1999     1998
                                                      -------  -------  -------
   Current taxes:
    Federal.......................................... $14,980  $31,603  $25,873
    State............................................   4,707    5,137    4,729
    Foreign..........................................   4,810    4,053    6,528
                                                      -------  -------  -------
     Total current tax expense.......................  24,497   40,793   37,130
                                                      -------  -------  -------
   Deferred taxes:
    Federal..........................................   6,948   (1,263)  (2,340)
    State............................................  (1,104)    (453)    (391)
                                                      -------  -------  -------
     Total deferred tax expense......................   5,844   (1,716)  (2,731)
                                                      -------  -------  -------
   Consolidated income tax expense................... $30,341  $39,077  $34,399
                                                      =======  =======  =======

  Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The components of the Company's net deferred tax asset at September 30, 2000 and 1999 were as follows (in thousands):

                                                               2000      1999
                                                             --------  --------
   Deferred tax assets:
    Liabilities relating to employee benefit plans.......... $ 36,599  $ 34,250
    Self-insurance reserves.................................   18,349    19,851
    Contract revenues and costs.............................   23,428    22,625
    Accrual for office consolidations.......................      643     1,660
    Other, net..............................................      347       --
                                                             --------  --------
    Gross deferred tax assets...............................   79,366    78,386
                                                             --------  --------
   Deferred tax liabilities:
    Depreciation and amortization...........................   (5,264)   (4,977)
    Settlement of pension obligations.......................   (4,511)   (4,367)
    Unremitted foreign earnings.............................   (4,717)   (2,709)
    State income and franchise taxes........................   (2,735)   (1,534)
    Unrealized gain on securities available-for-sale........   (2,584)   (1,599)
    Other, net..............................................      --       (447)
                                                             --------  --------
    Gross deferred tax liabilities..........................  (19,811)  (15,633)
                                                             --------  --------
   Net deferred tax asset................................... $ 59,555  $ 62,753
                                                             ========  ========

  Included in other deferred liabilities in the accompanying consolidated balance sheets at September 30, 2000 and 1999 are deferred tax liabilities of $2,413,100 and $13,652,300, respectively.

  Included in the change in income taxes payable in the accompanying consolidated statements of cash flows for fiscal 2000, 1999 and 1998 are income tax benefits of $1,430,000, $1,245,000 and $1,720,000, respectively, realized by the Company upon the exercises of nonqualified stock options.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The reconciliation from the statutory federal income tax expense to the consolidated effective income tax expense for each year ended September 30 follows (dollars in thousands):

                                                       2000     1999     1998
                                                     --------  -------  -------
   Statutory amount................................. $ 28,463  $36,583  $31,075
   State taxes, net of the federal benefit..........    2,341    3,045    2,819
   Other, net.......................................     (463)    (551)     505
                                                     --------  -------  -------
                                                     $ 30,341  $39,077  $34,399
                                                     ========  =======  =======
   Rate used to compute statutory amount............     35.0%    35.0%    35.0%
                                                     ========  =======  =======
   Consolidated effective income tax rate...........     37.3%    37.4%    38.7%
                                                     ========  =======  =======

  During fiscal 2000, 1999 and 1998, the Company paid approximately $19,526,800, $45,459,800 and $26,240,900, respectively, in income taxes.

  Consolidated earnings before taxes consisted of the following for each year ended September 30 (in thousands):

                                                        2000     1999    1998
                                                       ------- -------- -------
   United States earnings............................. $64,125 $ 87,247 $62,193
   Foreign earnings...................................  17,197   17,275  26,591
                                                       ------- -------- -------
                                                       $81,322 $104,522 $88,784
                                                       ======= ======== =======

  United States income taxes, net of applicable credits, have been provided on the undistributed earnings of foreign subsidiaries, except in those instances where the earnings are expected to be permanently reinvested. At September 30, 2000, $7,830,800 of such undistributed earnings was expected to be permanently reinvested. Should these earnings be repatriated, approximately $2,070,700 of income taxes would be payable.

11. Commitments and Contingencies

  The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $236,249,900 at September 30, 2000 payable as follows (in thousands):

   Year ending September 30,
     2001............................................................. $ 47,382
     2002.............................................................   36,501
     2003.............................................................   30,323
     2004.............................................................   25,218
     2005.............................................................   21,721
     Thereafter.......................................................   92,638
                                                                       --------
                                                                        253,783
   Less -- amounts representing sublease income.......................  (17,533)
                                                                       --------
                                                                       $236,250
                                                                       ========

  Rent expense for fiscal years 2000, 1999 and 1998 amounted to $54,761,600, $47,382,500 and $29,393,000, respectively, and was offset by sublease income of approximately $3,584,100, $3,716,300 and $4,112,000, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Letters of credit outstanding at September 30, 2000 totaled $108,188,800.

  The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

  In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers' compensation, personal injury and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the Government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company's consolidated financial statements.

  The Company has entered into an employment agreement expiring September 30, 2005 with the Chairman of its Board of Directors. The agreement provides for annual base payments of $432,000 to either the Chairman or, in the event of his death, his beneficiary. The agreement also provides that the Chairman may participate in any bonus plan sponsored by the Company; specifies certain promotional and other activities to be performed by the Chairman in the event he leaves employment with the Company; and, contains other provisions, including some intended to prevent the Chairman from entering into any form of competition with the Company.

  In 1998, the Company was notified by the U.S. Department of Justice that it was intervening in a lawsuit filed against the Company by a former employee under the False Claims Act (the "Act"). The lawsuit alleged that the Company improperly charged the U.S. government for lease costs paid by the Company and relating to its former headquarters building, which the Company sold and leased back in 1982, and then permanently vacated in 1997. The Company denied any wrongdoing, but agreed to a settlement in the amount of $35.0 million to avoid the costs and risks of further litigation. The settlement amount of $35.0 million and the related costs and expenses of $3.0 million were charged to "Other expense" in the accompanying consolidated statement of earnings for fiscal 2000. The settlement was paid in March 2000 and has no continuing impact on the Company's operating results.

12. Common and Preferred Stock

  The Company is authorized to issue two classes of capital stock: common stock and preferred stock (each has a par value of $1.00 per share). The preferred stock may be issued in one or more series. The number of shares to be included in a series, as well as each series' designation, relative powers, dividend and other preferences, rights and qualifications, redemption provisions and restrictions are to be fixed by the Company's Board of Directors at the time such series are issued. Except as may be provided by the Board of Directors in a preferred stock designation, or otherwise provided for by statute, the holders of the Company's common stock have the exclusive right to vote for the election of Directors and all other matters requiring stockholder action. The holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors from whatever assets are legally available for that purpose.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

  Pursuant to the Company's Amended and Restated Rights Agreement, each outstanding share of common stock has attached to it one stock purchase right (a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one one-hundredth of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at the exercise price of $175.00 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

  The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. In accordance with the Rights Plan, the Company may redeem the Rights at $0.01 per Right. The Rights will expire on December 20, 2010, unless earlier exchanged or redeemed.

13. Other Financial Information

  Other noncurrent assets consisted of the following at September 30, 2000 and 1999 (in thousands):

                                                                2000     1999
                                                              -------- --------
   Prepaid pension costs..................................... $ 16,795 $ 18,704
   Reimbursable pension costs................................   11,691   11,059
   Cash surrender value of life insurance policies...........   35,762   30,228
   Investments...............................................   27,496   32,024
   Notes receivable..........................................   11,847    6,597
   Miscellaneous.............................................   10,228    6,850
                                                              -------- --------
                                                              $113,819 $105,462
                                                              ======== ========

  Accrued liabilities consisted of the following at September 30, 2000 and 1999 (in thousands):

                                                                2000     1999
                                                              -------- --------
   Accrued payroll and related liabilities................... $131,921 $143,110
   Project related accruals..................................   24,786   53,440
   Insurance liabilities.....................................   46,332   48,406
   Other.....................................................   71,952   37,011
                                                              -------- --------
                                                              $274,991 $281,967
                                                              ======== ========

14. Comprehensive Income

  Effective with the first quarter of fiscal 1999 ending December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 --
 Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes reporting and disclosure standards for comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The Company has disclosed the components of comprehensive income in the accompanying consolidated statements of comprehensive income and consolidated statements of changes in stockholders' equity. SFAS 130 does not have any effect on the amounts previously reported for net earnings or stockholders' equity.

  The accumulated balances related to each component of other comprehensive income (loss), net of related income tax, for each year ended September 30 follows (in thousands):

                                                                       Total
                                           Unrealized    Foreign    Accumulated
                                              Gains     Currency       Other
                                           (Losses) on Translation Comprehensive
                                           Securities  Adjustments Income (Loss)
                                           ----------- ----------- -------------
   Balances at September 30, 1997.........   $  114     $ (1,792)    $ (1,678)
   Changes during the year................     (113)          (9)        (122)
                                             ------     --------     --------
   Balances at September 30, 1998.........        1       (1,801)      (1,800)
   Changes during the year................    2,151       (3,946)      (1,795)
                                             ------     --------     --------
   Balances at September 30, 1999.........    2,152       (5,747)      (3,595)
   Changes during the year................    1,316       (8,236)      (6,920)
                                             ------     --------     --------
   Balances at September 30, 2000.........   $3,468     $(13,983)    $(10,515)
                                             ======     ========     ========

15. Segment Information

  As discussed above, the Company's principal business is to provide various professional and technical services. The Company provides its services from offices located primarily throughout the United States, Europe and Asia.

  All of the Company's operations share similar economic characteristics. For example, all of the Company's operations are highly influenced by the general availability of qualified engineers and other professional staff. They also provide similar services, as well as share similar processes for delivering the Company's services. In addition, the use of technology among the Company's performance units is highly similar and consistent throughout the Company's organization, as is the Company's customer base (although the Company's operations outside the United States do very little work with the U.S. federal government), and the Company's quality assurance and safety programs. Accordingly, based on these similarities, the Company has concluded that its operations may be aggregated into one reportable segment for purposes of this disclosure.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The following table presents certain information by geographic area for fiscal 2000, 1999 and 1998 (in thousands):

                                                                         Long-
                                                               Total     lived
                                                              Revenues   Assets
                                                             ---------- --------
   2000:
    United States........................................... $2,858,197 $120,396
    Europe..................................................    532,887   17,486
    Asia....................................................     27,858   12,609
                                                             ---------- --------
     Total.................................................. $3,418,942 $150,491
                                                             ========== ========
   1999:
    United States........................................... $2,421,871 $116,984
    Europe..................................................    440,545   10,376
    Asia....................................................     12,591   12,293
                                                             ---------- --------
     Total.................................................. $2,875,007 $139,653
                                                             ========== ========
   1998:
    United States........................................... $1,676,997 $ 78,742
    Europe..................................................    410,944   11,032
    Asia....................................................     13,204   10,791
                                                             ---------- --------
     Total.................................................. $2,101,145 $100,565
                                                             ========== ========

  Revenues were earned from unaffiliated customers located primarily within the respective geographic areas. Long-lived assets consist of property and equipment, net of accumulated depreciation and amortization. The results of the Company's operations in Mexico, Chile and Australia, and the Company's investment in long-lived assets in those geographic areas are not material.

  For each of the three years ended September 30, 2000, 1999 and 1998, projects with or for the benefit of agencies of the U.S. federal government accounted for 17.7%, 17.4% and 12.1%, respectively, of total revenues. Within the private sector, no single client accounted for 10% or more of total revenues in the past three fiscal years.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


16. Quarterly Data -- Unaudited

  Summarized quarterly financial information for each year ended September 30 is presented below (in thousands, except per share amounts):

                                  First     Second   Third    Fourth    Fiscal
                                 Quarter   Quarter  Quarter  Quarter     Year
                                 --------  -------- -------- -------- ----------
2000
Revenues........................ $809,088  $881,799 $857,828 $870,227 $3,418,942
Operating profit................   30,028    30,208   31,709   32,668    124,613
(Loss) earnings before taxes....   (9,232)   28,962   30,560   31,032     81,322
Net (loss) earnings.............   (5,769)   18,100   19,100   19,550     50,981
(Loss) earnings per share:
 Basic..........................    (0.22)     0.69     0.73     0.74       1.95
 Diluted........................    (0.22)     0.69     0.72     0.73       1.93
Stock price:
 High...........................   35.750    33.125   36.813   40.375     40.375
 Low............................   29.250    26.188   29.375   32.875     26.188
                                 --------  -------- -------- -------- ----------

1999
Revenues......................... $555,172 $779,874 $771,905 $768,056 $2,875,007
Operating profit.................   23,165   28,142   28,515   28,473    108,295
Earnings before taxes............   24,054   25,872   26,818   27,778    104,522
Net earnings.....................   15,155   16,170   16,760   17,360     65,445
Earnings per share:
 Basic...........................     0.59     0.63     0.65     0.67       2.54
 Diluted.........................     0.58     0.61     0.63     0.65       2.47
Stock price:
 High............................   40.750   42.750   42.688   38.563     42.750
 Low.............................   26.938   35.250   35.563   32.125     26.938
                                  -------- -------- -------- -------- ----------

1998
Revenues......................... $506,359 $524,776 $525,034 $544,976 $2,101,145
Operating profit.................   20,250   21,717   22,474   22,043     86,484
Earnings before taxes............   21,001   21,838   22,753   23,192     88,784
Net earnings.....................   12,810   13,320   13,880   14,375     54,385
Earnings per share:
 Basic...........................     0.50     0.52     0.54     0.56       2.12
 Diluted.........................     0.49     0.51     0.53     0.55       2.08
Stock price:
 High............................   31.000   32.375   34.250   33.250     34.250
 Low.............................   24.688   24.750   29.500   25.125     24.688
                                  -------- -------- -------- -------- ----------

  The Company's common stock is listed on the New York Stock Exchange. At September 30, 2000, there were 1,115 stockholders of record.

                          REPORT OF ERNST & YOUNG LLP
                             INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

  We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Los Angeles, California
October 31, 2000

             MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING

  The consolidated financial statements and other information included in this exhibit to this proxy statement have been prepared by management, which is responsible for their fairness, integrity, and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and contain some amounts that are based upon management's best estimates and judgment. The other financial information contained in this exhibit has been prepared in a manner consistent with the preparation of the financial statements.

  In meeting its responsibility for the fair presentation of the Company's financial statements, management necessarily relies on the Company's system of internal accounting controls. This system is designed to provide reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's instructions and are properly recorded in the Company's books and records. The concept of reasonable assurance is based on the recognition that in any system of internal controls, there are certain inherent limitations and that the cost of such systems should not exceed the benefits to be derived. We believe the Company's system of internal accounting controls is cost-effective and provides reasonable assurance that material errors and irregularities will be prevented, or detected and corrected on a timely basis.

  The Company's consolidated financial statements have been audited by independent auditors, whose report thereon was based on examinations conducted in accordance with generally accepted auditing standards and is presented on the preceding page. As part of their audit, the independent auditors perform a review of the Company's system of internal accounting controls for the purpose of determining the amount of reliance to place on those controls relative to the audit tests they perform.

  The Company has provided written affirmation to the New York Stock Exchange that it is in compliance with the Exchange's membership, independence, and other requirements relating to the Audit Committee of its Board of Directors. The Company's Audit Committee, which is composed entirely of nonemployee directors, meets regularly with both management and the independent auditors to review the Company's financial results and to ensure that both management and the independent auditors are properly performing their respective functions.

--------------------------------------------------------------------------------

PROXY

     SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 13, 2001

                         JACOBS ENGINEERING GROUP INC.

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 13, 2001, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Please specify choices, date, sign and return the proxy in the enclosed envelope. No postage is required if returned in the enclosed envelope and mailed in the United States.

      (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

-------------------------------------------------------------------------------

                                                               Please mark   [X]
                                                              your votes as
                                                               indicat in
                                                              this example

If any of the following boxes are checked, the shares covered by this proxy will be voted in accordance therewith. If no box is checked under any of the following, the shares will be voted for the persons nominated as directors by the Board of Directors and for the approval of items 2, 3 and 4. On other matters presented, the shares will be voted in accordance with the proxies' best judgment.

1. To elect Peter H. Dailey, Robert C. Davidson, Jr., Robert B. Gwyn, Dr. Linda K. Jacobs and Benjamin F. Montoya as directors.

                          WITHHELD
                   FOR    FOR ALL
                   [_]      [_]

2. To approve the amendment to the 1989 Employee Stock Purchase Plan.

                   FOR    AGAINST    ABSTAIN
                   [_]      [_]       [_]


3. To approve the amendment to the Company's Certificate of Incorporation.

                   FOR    AGAINST    ABSTAIN
                   [_]      [_]       [_]

4. To approve Ernst & Young LLP as auditors.

                   FOR    AGAINST    ABSTAIN
                   [_]      [_]       [_]


(To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated January 8, 2001, including all exhibits thereto, is hereby acknowledged. Please vote my
(our) shares as indicated above.

Signature(s) ___________________________ Date ___________________________, 2001
NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.
-------------------------------------------------------------------------------